Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF OCTOBER 21, 2025

BY AND AMONG

MID-AMERICA APARTMENTS, L.P.,

as Borrower,

THE LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

WELLS FARGO SECURITIES, LLC,

KEYBANC CAPITAL MARKETS INC.,

AND

JPMORGAN CHASE BANK, N.A.,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

KEYBANK NATIONAL ASSOCIATION AND JPMORGAN CHASE BANK, N.A.,

AS CO-SYNDICATION AGENTS,

AND

TRUIST BANK, U.S. BANK NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, CITIBANK, N.A., TD BANK, N.A. AND MIZUHO BANK, LTD.,

AS CO-DOCUMENTATION AGENTS

TABLE OF CONTENTS

Page

§1.	DEFINITIONS AND RULES OF INTERPRETATION.	1
§1.1	Definitions	1
§1.2	Rules of Interpretation	34
§2.	THE CREDIT FACILITY.	35
§2.1	Loans	35
§2.2	Facility Fee	36
§2.3	Reduction and Termination of the Commitments	37
§2.4	[Reserved]	37
§2.5	Interest on Loans	37
§2.6	Requests for Loans	38
§2.7	Funds for Loans	38
§2.8	Use of Proceeds	39
§2.9	Letters of Credit	39
§2.10	Increase in Total Commitment	44
§2.11	Extension of Maturity Date	46
§2.12	Defaulting Lenders	46
§2.13	Pro Rata Share	50
§3.	REPAYMENT OF THE LOANS.	50
§3.1	Stated Maturity	50
§3.2	Mandatory Prepayments	50
§3.3	Optional Prepayments	50
§3.4	Partial Prepayments	51
§3.5	Effect of Prepayments	51
§4.	CERTAIN GENERAL PROVISIONS.	51
§4.1	Conversion Options	51
§4.2	Fees	52
§4.3	Agent’s Fee	52
§4.4	Funds for Payments	52
§4.5	Computations	53
§4.6	Suspension of Term SOFR Loans	53
§4.7	Illegality	55
§4.8	Additional Interest	55
§4.9	Additional Costs, Etc.	56
§4.10	Capital Adequacy	57
§4.11	Breakage Costs	57
§4.12	Default Interest	58
§4.13	Certificate	58
§4.14	Limitation on Interest	58
§4.15	Certain Provisions Relating to Increased Costs	58
§4.16	Taxes	59

§5.	UNSECURED OBLIGATIONS; GUARANTY.	63
§5.1	Unsecured Obligations	63
§5.2	Guarantors	63
§5.3	Release of a Guarantor	64
§6.	REPRESENTATIONS AND WARRANTIES.	64
§6.1	Corporate Authority, Etc.	64
§6.2	Governmental Approvals	65
§6.3	Title to Properties	65
§6.4	Financial Statements	66
§6.5	No Material Changes	66
§6.6	Franchises, Patents, Copyrights, Etc.	66
§6.7	Litigation	66
§6.8	No Material Adverse Contracts, Etc.	67
§6.9	Compliance with Other Instruments, Laws, Etc.	67
§6.10	Tax Status	67
§6.11	No Event of Default	67
§6.12	Investment Company Act	67
§6.13	Partners and the REIT	67
§6.14	Employee Benefit Plans	67
§6.15	Disclosure	68
§6.16	Regulations T, U and X	68
§6.17	Environmental Compliance	69
§6.18	Subsidiaries; Organizational Structure	69
§6.19	Property	69
§6.20	Other Debt	69
§6.21	Solvency	70
§6.22	No Bankruptcy Filing	70
§6.23	No Fraudulent Intent	70
§6.24	Outbound Investment	70
§6.25	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	70
§6.26	Unencumbered Properties	71
§6.27	Affected Financial Information.	71
§7.	AFFIRMATIVE COVENANTS.	71
§7.1	Punctual Payment	71
§7.2	Maintenance of Office	71
§7.3	Records and Accounts	71
§7.4	Financial Statements, Certificates and Information	72
§7.5	Notices	75
§7.6	Existence; Maintenance of Properties	76
§7.7	Insurance	76
§7.8	Taxes; Liens	76
§7.9	Inspection of Properties and Books	76
§7.10	Compliance with Laws, Contracts, Licenses, and Permits	77
§7.11	Further Assurances	77

2

§7.12	Limiting Agreements	77
§7.13	Business Operations	78
§7.14	Distributions of Income to Borrower	78
§7.15	Plan Assets	78
§7.16	Unencumbered Properties	79
§7.17	Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions	80
§7.18	REIT Covenants	80
§7.19	Use of Proceeds.	81
§8.	NEGATIVE COVENANTS.	81
§8.1	Restrictions on Indebtedness	81
§8.2	Restrictions on Liens, Etc.	82
§8.3	Merger, Consolidation	83
§8.4	Distributions	84
§8.5	Asset Sales	84
§8.6	Restriction on Prepayment of Indebtedness	84
§8.7	Derivatives Contracts	85
§8.8	Transactions with Affiliates	85
§8.9	Outbound Investments	85
§9.	FINANCIAL COVENANTS.	85
§9.1	Unencumbered Leverage Ratio	85
§9.2	Total Leverage Ratio	85
§9.3	Total Secured Leverage Ratio	86
§9.4	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	86
§10.	CLOSING CONDITIONS.	86
§10.1	Loan Documents	86
§10.2	Certified Copies of Organizational Documents	86
§10.3	Resolutions	86
§10.4	Incumbency Certificate; Authorized Signers	86
§10.5	Opinion of Counsel	87
§10.6	Payment of Fees	87
§10.7	Performance; No Default	87
§10.8	Representations and Warranties	87
§10.9	Proceedings and Documents	87
§10.10	Compliance Certificate	87
§10.11	Consents	87
§10.12	[Reserved]	87
§10.13	Other	87
§10.14	Disbursement Instruction Agreement	87
§10.15	No Material Adverse Change	88
§10.16	Know Your Customer	88
§11.	CONDITIONS TO ALL BORROWINGS.	88
§11.1	Representations True; No Default	88

3

§11.2	Borrowing Documents	88
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.	88
§12.1	Events of Default and Acceleration	88
§12.2	Certain Cure Periods; Limitation of Cure Periods	91
§12.3	Termination of Commitments	91
§12.4	Remedies	92
§12.5	Distribution of Proceeds	92
§12.6	Collateral Account	93
§13.	SETOFF.	94
§14.	THE AGENT.	95
§14.1	Authorization	95
§14.2	Employees and Agents	96
§14.3	No Liability	96
§14.4	No Representations	96
§14.5	Payments	97
§14.6	Holders of Notes	97
§14.7	Indemnity	97
§14.8	Agent as Lender	98
§14.9	Resignation; Removal	98
§14.10	Duties in the Case of Enforcement	99
§14.11	Agent May File Proofs of Claim	99
§14.12	Reliance by Agent	99
§14.13	Approvals	100
§14.14	Borrower Not Beneficiary	100
§14.15	Lender Credit Decision	100
§14.16	Rates	101
§14.17	Erroneous Payments	101
§14.18	Sustainability Structuring Agent	103
§15.	EXPENSES.	104
§16.	INDEMNIFICATION.	105
§17.	SURVIVAL OF COVENANTS, ETC.	105
§18.	ASSIGNMENT AND PARTICIPATION.	106
§18.1	Conditions to Assignment by Lenders	106
§18.2	Register	107
§18.3	New Notes	107
§18.4	Participations	108
§18.5	Pledge by Lender	109
§18.6	No Assignment by the Borrower or the Guarantors	109
§18.7	Disclosure	109
§18.8	Amendments to Loan Documents	110
§18.9	Mandatory Assignment	110

4

§18.10	Titled Agents	110
§19.	NOTICES.	111
§20.	RELATIONSHIP.	112
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.	113
§22.	HEADINGS.	114
§23.	COUNTERPARTS.	114
§24.	ENTIRE AGREEMENT, ETC.	114
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.	114
§26.	DEALINGS WITH THE BORROWER.	115
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	115
§28.	SEVERABILITY.	117
§29.	TIME OF THE ESSENCE.	117
§30.	NO UNWRITTEN AGREEMENTS.	117
§31.	REPLACEMENT NOTES.	117
§32.	NO THIRD PARTIES BENEFITED.	118
§33.	PATRIOT ACT; ANTI-MONEY LAUNDERING LAWS.	118
§34.	JOINT AND SEVERAL LIABILITY.	118
§35.	TERMINATION; SURVIVAL.	118
§36.	PERFORMANCE BY REIT.	119
§37.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.	119
§38.	EFFECT OF AMENDMENT AND RESTATEMENT.	119
§39.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs.	120

5

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF NOTE
Exhibit B	[RESERVED]
Exhibit C	FORM OF JOINDER AGREEMENT
Exhibit D	FORM OF LOAN REQUEST NOTICE
Exhibit E	FORM OF LETTER OF CREDIT REQUEST
Exhibit F	FORM OF LETTER OF CREDIT APPLICATION
Exhibit G	FORM OF COMPLIANCE CERTIFICATE
Exhibit H	FORM OF GUARANTY
Exhibit I	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibit J	FORM OF CONTRIBUTION AGREEMENT
Exhibit K	FORMS OF U.S. TAX COMPLIANCE CERTIFICATES
Exhibit L	DISBURSEMENT INSTRUCTION AGREEMENT
Schedule 1.1	LENDERS AND COMMITMENTS
Schedule 1.2	INITIAL UNENCUMBERED PROPERTIES
Schedule 1.4	EXISTING LETTERS OF CREDIT
Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS
Schedule 6.18(a)	BORROWER'S SUBISIARIES
Schedule 6.18(b)	UNCONSOLIDATED ENTITIES OF BORROWER AND ITS SUBIDIARIES
Schedule 7.18	EXISTING INDEBTEDNESS

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of the 21st day of October, 2025, by and among MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (the “Borrower”), the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent (as defined herein) for the Lenders.

R E C I T A L S

WHEREAS, the Borrower, the Agent (as defined herein) and certain of the Lenders are parties to that certain Fourth Amended and Restated Credit Agreement dated as of July 25, 2022 (as amended and in effect immediately prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Agent and the Lenders amend and restate the Existing Credit Agreement;

WHEREAS, the Agent and the Lenders have agreed, subject to certain terms and conditions set forth herein, to amend and restate the Existing Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.10(a).

Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) the Consolidated EBITDA for the preceding four (4) fiscal quarters minus (b) the Capital Reserves for such period.

Adjusted Net Operating Income. On any date of determination, the sum of (a) the Net Operating Income for the preceding two (2) fiscal quarters annualized minus (b) the Capital Reserves for such period.

Administrative Questionnaire. The Administrative Questionnaire completed by each Lender and delivered to the Agent in a form supplied by the Agent to the Lenders from time to time.

Affected Financial Institution. (a) Any EEA Financial Institution or (b) any UK Financial Institution.

Affected Lender. See §4.15.

Affiliate. With respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless explicitly set forth to the contrary, a reference to an “Affiliate” means an Affiliate of the Borrower.

Agent. Wells Fargo Bank, National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Alston & Bird LLP or such other counsel as selected by Agent.

Agreement. This Fifth Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Anti-Corruption Laws. All laws, rules, and regulations of any jurisdiction applicable to the Borrower, REIT or the Borrower’s Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

Anti-Money Laundering Laws. Any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower, REIT, the Borrower’s Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

Applicable Law. As to any Person, all applicable international, foreign, federal, state and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof to which such Person is subject, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law to which such Person is subject.

Applicable Margin. The Applicable Margin shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

Pricing Level	Credit Rating Level	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
I	Credit Rating Level 1	0.650%	0.000%
II	Credit Rating Level 2	0.700%	0.000%
III	Credit Rating Level 3	0.725%	0.000%
IV	Credit Rating Level 4	0.775%	0.000%
V	Credit Rating Level 5	0.850%	0.000%
VI	Credit Rating Level 6	1.050%	0.050%
VII	Credit Rating Level 7	1.400%	0.400%

The Applicable Margin shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels or a change in such Credit Rating Level.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. Collectively and individually as the context may require, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and JPM, or any successor, as joint lead arrangers and joint bookrunners.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: A. Clay Holder, Andrew Schaeffer, Robert Russ, Robert J. DelPriore, A. Bradley Hill, Leslie B.C. Wolfgang and such other Persons as the Borrower shall designate in a written notice to Agent and for whom an incumbency certificate has been provided.

Available Tenor. As of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to §4.6(b)(iv).

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation. (a) With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Balance Sheet Date. June 30, 2025.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. At any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Daily Simple SOFR plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Daily Simple SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Daily Simple SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 0.00%.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

Benchmark. Initially, Term SOFR and Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR, Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to §4.6(b)(i).

Benchmark Replacement. With respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment. With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

Benchmark Replacement Date. The earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event. The occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date. In the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period. The period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.6(b)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.6(b)(i).

Beneficial Ownership Certification. A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation. 31 CFR § 1010.230.

BHC Act Affiliate. An “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of a Person.

Board. As defined in the definition of Change of Control.

Borrower. As defined in the preamble hereto.

Breakage Costs. As reasonably determined by the Agent, the cost to any Lender of re-employing funds bearing interest at Term SOFR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at Term SOFR prior to the termination of any applicable Interest Period, (ii) the conversion of a Term SOFR Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, convert or continue, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a Term SOFR Loan.

Building. With respect to each Unencumbered Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. (a) Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located and New York, New York are open for the transaction of banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any SOFR Loans, or any Base Rate Loan as to which the interest rate is determined by reference to Term SOFR, any day that is a Business Day described in clause (a) and that is also a U.S. Government Securities Business Day. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

Capital Reserve. For any period and with respect to any improved multifamily Real Estate, an amount equal to (i) $200 per apartment unit multiplied by (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. For any period and with respect to any improved office Real Estate an amount equal to (i) $0.25 multiplied by (ii) the square footage of all office Real Estate multiplied by (iii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. For any period and with respect to any improved Real Estate which is not multifamily or office Real Estate, an amount equal to (i) $0.15 multiplied by (ii) the square footage of any such Real Estate multiplied by (iii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365.

If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of Borrower and its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Entities.

Capitalization Rate. Five and three quarters percent (5.75%).

Capitalized Lease. A finance lease as defined under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capitalized Value. For any Real Estate as of any date of determination, an amount equal to (a) the Adjusted Net Operating Income for such Real Estate for the previous two (2) fiscal quarters annualized divided by (b) the Capitalization Rate.

Cash Collateralize. To pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Lenders or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Agent and the Issuing Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of REIT equal to at least fifty percent (50%);

(b) as of any date a majority of the Board of Directors or similar body (the “Board”) of REIT consists of individuals who were not either (i) directors of REIT as of the corresponding date of the previous year, or (ii) selected, nominated or approved for consideration by the shareholders to become directors by the Board of REIT of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected, nominated or approved for consideration by the shareholders to become directors by the Board of REIT, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above; or

(c) REIT (i) fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least sixty percent (60%) of the economic, voting and beneficial interests of the Borrower, (ii) or one or more Wholly Owned Subsidiaries of the REIT (or one or more Wholly Owned Subsidiaries of a Wholly Owned Subsidiary of the REIT), fails to be the sole general partner of the Borrower, or (iii) shall fail to control the management and policies of the Borrower. For the avoidance of doubt and notwithstanding anything herein or in any other Loan Document to the contrary, REIT may hold any ownership interest of the Borrower directly or indirectly through one or more of its Wholly Owned Subsidiaries.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans to the Borrower and to participate in Letters of Credit, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase. See §2.10.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Communications. See §7.4.

Compliance Certificate. See §7.4(c).

Conforming Changes. With respect to either the use or administration of Term SOFR or Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition

(or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of §4.6 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. For any period, the sum, without duplication of (i) Consolidated Net Income of the Consolidated Entities for such period determined in accordance with GAAP, plus amounts which have been deducted and minus amounts which have been added for (a) Consolidated Interest Expense; (b) provision for taxes based on income; (c) amortization of debt discount, deferred charges and deferred financing costs, or similar items; and (d) depreciation and amortization; plus (ii) the Unconsolidated Allocation Percentage of any of the items described above in this definition that are attributable to any Unconsolidated Entity for such period.

Consolidated Entities. Collectively, the Borrower and all Subsidiaries of the Borrower.

Consolidated Fixed Charges. For any period of determination, the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) all Preferred Distributions paid during such period (other than Preferred Distributions paid by a Consolidated Entity to another Consolidated Entity), plus (c) the scheduled principal amount of all amortization payments in respect to Indebtedness of the Consolidated Entities during such period (other than any such Indebtedness owed to another Consolidated Entity and any balloon payments), plus (d) the Consolidated Entities’ Unconsolidated Allocation Percentage in the fixed charges referred to above of their Unconsolidated Entities for such period.

Consolidated Interest Expense. For any period of determination, (a) consolidated total interest (whether accrued or paid) actually payable by the Consolidated Entities, together with the interest portion of payments on Capitalized Leases of the Consolidated Entities, determined on a Consolidated basis for such period minus (b) any non-cash amounts included in such total Consolidated Interest Expense which reflect the amortization of deferred financing charges for such period.

Consolidated Net Income. For any period, the amount of net income (or loss) of the Consolidated Entities for such period determined in accordance with GAAP but excluding (without duplication): (1) gains and losses on sales of properties and other investments; (2) extraordinary items and the effect of any item that is non-cash and non-recurring; (3) property valuation gains and losses (including impairment charges); (4) the portion of net income (loss) of the Consolidated Entities allocable to noncontrolling interest; (5) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; (6) gains or losses on early extinguishment of Indebtedness, and (7) all prepayment penalties and all legal, accounting, financial advisory and similar costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed).

Consolidated Tangible Net Worth. At any date, Borrower’s share of the consolidated stockholders’ equity of Borrower and its Consolidated Entities less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, “Intangible Assets” means with respect to any such intangible assets, the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (1) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve (12) months after the acquisition of such business) in the book value of any asset (other than real property assets) owned by Borrower or a Consolidated Entity and (2) all debt discount and expense, deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets (in each case, not adjusted for depreciation).

Consolidated Total Asset Value. On any date of determination, on a Consolidated basis for the Consolidated Entities, Consolidated Total Asset Value shall mean as of any date of determination the sum of the following (without duplication):

(a) with respect to multi-family Real Estate owned or leased pursuant to a Ground Lease by the Consolidated Entities for four (4) full fiscal quarters or more (other than those included under clauses (c) and (d) below), (x) the Adjusted Net Operating Income attributable to such Real Estate divided by (y) the Capitalization Rate; plus

(b) with respect to multi-family Real Estate owned or leased pursuant to a Ground Lease by the Consolidated Entities for less than four (4) full fiscal quarters (other than those included under clauses (c) and (d) below), the undepreciated book value determined in accordance with GAAP of all such Real Estate; plus

(c) the undepreciated book value determined in accordance with GAAP of all Development Properties owned or leased pursuant to a Ground Lease by the Consolidated Entities; plus

(d) the undepreciated book value determined in accordance with GAAP of all Unimproved Land owned or leased pursuant to a Ground Lease by the Consolidated Entities; plus

(e) the aggregate amount of all Unrestricted Cash and Cash Equivalents of the Consolidated Entities as of the date of determination determined in accordance with GAAP; plus

(f) with respect to other Real Estate owned by the Consolidated Entities not included in (a), (b), (c), and (d), the undepreciated book value determined in accordance with GAAP of all such Real Estate; plus

(g) the aggregate positive amount of net cash proceeds that would be due to the REIT from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the REIT’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided, that such calculation shall exclude each Equity Forward Contract, if any, with respect to which any of the following apply (x) the REIT or the counterparty would not reasonably be expected (as determined in good faith by the REIT), for any reason, to be able to fulfill its obligations thereunder prior to the Maturity Date, (y) the REIT no longer intends to issue shares sufficient to realize such proceeds or (z) the REIT does not intend to contribute the net cash proceeds received in connection with such Equity Forward Contract to the Borrower or its Subsidiaries; plus

(h) the Borrower’s Unconsolidated Allocation Percentage of the Consolidated Total Asset Value attributable to any of the items listed above in (a) – (f) above in this definition owned by an Unconsolidated Entity.

For purposes of determining Consolidated Total Asset Value, assets no longer owned as of a date of determination shall be excluded from such calculation. To the extent that in the aggregate the Consolidated Total Asset Value attributable to assets owned by Unconsolidated Entities, Subsidiaries that are not Wholly Owned Subsidiaries, Unimproved Land, Development Properties, Mortgage Notes and other promissory notes, Stock Investments and Real Estate other than multi-family Real Estate would exceed 25.0% of Consolidated Total Asset Value, such excess shall be excluded from Consolidated Total Asset Value.

Consolidated Total Indebtedness. On any date of determination, all Indebtedness of the Consolidated Entities determined on a Consolidated basis and shall include (without duplication) the Consolidated Entities’ Unconsolidated Allocation Percentage of the Indebtedness of their Unconsolidated Entities.

Consolidated Total Secured Indebtedness. On any date of determination, all Secured Indebtedness of the Consolidated Entities determined on a Consolidated basis and shall include (without duplication) the Consolidated Entities’ Unconsolidated Allocation Percentage of the Secured Indebtedness of their Unconsolidated Entities.

Consolidated Total Unsecured Indebtedness. On any date of determination, all Unsecured Indebtedness of the Consolidated Entities determined on a Consolidated basis and shall include (without duplication) the Consolidated Entities’ Unconsolidated Allocation Percentage of the Unsecured Indebtedness of their Unconsolidated Entities.

Contribution Agreement. That certain Contribution Agreement as may be required to be executed by the Borrower and the Guarantors, if any, pursuant to the terms hereof, in the form attached hereto as Exhibit J, as the same may be modified, amended or ratified from time to time.

Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Controlled JV Entity(ies). A Subsidiary of Borrower (a) that is not a Wholly Owned Subsidiary of the Borrower, (b) in respect of which the Borrower or a Wholly Owned Subsidiary of the Borrower owns and controls at least 65.0% of all outstanding Equity Interests, (c) in respect of which the Borrower or a Wholly Owned Subsidiary of the Borrower has the ability, in its sole discretion, to acquire any outstanding Equity Interests of each other Person at an ascertainable price set forth in such entity’s constituent documents and (d) which owns or leases under a Ground Lease an Unencumbered Property. A Wholly Owned Subsidiary of a Controlled JV Entity shall be a Controlled JV Entity.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Covered Entity. Any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

Covered Party. See §39.

Credit Rating. As of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to Borrower’s long-term senior unsecured non-credit enhanced debt by either of the Rating Agencies. A credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody’s and vice versa. A credit rating of BBB+ from S&P is equivalent to a credit rating of Baa1 by Moody’s and vice versa. It is the intention of the parties that if Borrower shall only obtain a credit rating from one of the Rating Agencies without seeking a credit rating from the other of the Rating Agencies, the Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating. If Borrower shall have obtained a credit rating from both of the Rating Agencies, the higher of the two ratings shall control, provided that the lower rating is only one level below that of the higher rating. If the lower rating is more than one level below that of the higher credit rating, the operative rating shall be deemed to be one rating level lower than the higher of the two ratings. In the event that Borrower shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from one of the Rating Agencies, the operative rating would be deemed to be one rating level lower than the remaining rating. In the event that Borrower shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from both of the Rating Agencies, Borrower shall be deemed for the purposes hereof not to have a credit rating. If at any time either of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply. A Credit Rating that rates the Borrower and REIT jointly shall for the purposes of this Agreement constitute a Credit Rating of the Borrower.

Credit Rating Level. One of the following pricing levels, as applicable, and provided, that the initial Applicable Margin shall be at Credit Rating Level 3:

Credit Rating Level 1. The Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A+ by S&P or A1 by Moody’s;

Credit Rating Level 2. The Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A by S&P or A2 by Moody’s and Credit Rating Level 1 is not applicable;

Credit Rating Level 3. The Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or A3 by Moody’s and Credit Rating Levels 1 and 2 are not applicable;

Credit Rating Level 4. The Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Baa1 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable;

Credit Rating Level 5. The Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Baa2 by Moody’s and Credit Rating Levels 1, 2, 3 and 4 are not applicable;

Credit Rating Level 6. The Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Baa3 by Moody’s and Credit Rating Levels 1, 2, 3, 4 and 5 are not applicable; and

Credit Rating Level 7. The Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Baa3 by Moody’s or there is no Credit Rating.

Daily Simple SOFR. For any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Simple SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any Simple SOFR Determination Day, SOFR in respect of such Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (b) the Floor. Any change in Daily Simple SOFR due to a change in

SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

Daily Simple SOFR Loans. Loans bearing interest calculated by reference to Daily Simple SOFR (other than pursuant to the Daily Simple SOFR component of the definition of “Base Rate”).

Debtor Relief Laws. The Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws or regulations relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

Default. See §12.1.

Default Rate. See §4.12.

Defaulting Lender. Subject to §2.12(f), any Lender that (a) has failed to (i) fund all or any portion of its Loan within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations, if any, hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting

Lender (subject to §2.12(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

Default Right. As defined in, and shall be interpreted in accordance with 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, rate cap transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Development Property. Any Real Estate owned or acquired by Borrower or any of its Subsidiaries and on which the Borrower or any of its Subsidiaries is actively pursuing construction of one or more buildings for primary use as a multifamily property; provided that any such property will no longer be considered to be a Development Property at the earlier to occur of (i) the first date that not less than 90% of the apartment units in such multifamily property are occupied subject to a lease and (ii) such Real Estate having been in operation for six (6) full fiscal quarters.

Directions. See §14.13.

Disbursement Instruction Agreement. An agreement substantially in the form of Exhibit L to be executed and delivered by the Borrower pursuant to §10.14, as the same may be amended, restated or modified from time to time with the prior written approval of the Agent.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted in accordance with §4.1.

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

Electronic System. See §7.4.

Eligible Real Estate. Real Estate:

(a) which is wholly-owned in fee (or leased under a Ground Lease) by Borrower, a Wholly Owned Subsidiary of Borrower or a Controlled JV Entity;

(b) which is located within the continental United States or Hawaii;

(c) which is (i) Unimproved Land, (ii) a Development Property, (iii) Real Estate that is not income-producing multifamily property, Unimproved Land or Development Property or (iv) an income-producing multifamily property, which contains improvements that are in operating condition and available for occupancy, is currently open for business to the public and has been fully and continuously operating during the immediately preceding three (3) month period, and with respect to which valid certificates of occupancy and all other operating permits and licenses have been validly issued and are in full force and effect.

(d) as to which all of the representations set forth in §6 of this Agreement concerning Unencumbered Property are true and correct; and

(e) which is in compliance with and would not cause a Default or Event of Default under this Agreement.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower, the REIT, any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws. Any Applicable Law whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, mold, drinking water and groundwater (as relates to pollution or contamination), wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, or waste emissions. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and their state and local equivalents, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Forward Contract. A forward equity contract with respect to common Equity Interests of the REIT, entered into by the REIT and a Person (other than any Person included in the Consolidated Entities or their Affiliates).

Equity Offering. The issuance and sale after the Closing Date by REIT of any equity securities of REIT.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations and formal guidance issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with Borrower or its Subsidiaries under §414 of the Code or §4001 of ERISA, and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA as to which the requirement of notice has not been waived or any other event with respect to which the Borrower or an ERISA Affiliate could have liability under ERISA §4062(e) or §4063.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

Erroneous Payment. As defined in §14.17(a).

Erroneous Payment Deficiency Assignment. As defined in §14.17(d).

Erroneous Payment Impacted Class. As defined in §14.17(d).

Erroneous Payment Return Deficiency. As defined in §14.17(d).

Exchange Act. As defined in the definition of Change of Control.

Excluded Tax. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by Borrower under §4.15 as a result of costs sought to be reimbursed pursuant to §4.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.16(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Event of Default. See §12.1.

Existing Credit Agreement. As defined in the Recitals hereto.

Existing Letters of Credit. The letters of credit described on Schedule 1.4 hereto.

Extended Letter of Credit. See §2.9(a).

Extension Request. See §2.11(a).

Facility Fee. See §2.2.

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Federal Reserve Bank of New York’s Website. The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

Fee Letter. That certain fee letter dated as of September 25, 2025, by and among Borrower, Wells Fargo Bank, KeyBank and the Arrangers.

Floor. A rate of interest equal to 0.00%.

Foreign Lender. A Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

FRB. The Board of Governors of the Federal Reserve System of the United States.

Fronting Exposure. At any time there is a Defaulting Lender, with respect to an Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP. Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority, or any taxing authority) or any arbitrator, in each case exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and with authority to bind the applicable party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Ground Lease. A ground lease containing (a) the following terms and conditions: (i) a remaining term (inclusive of any unexercised extension options exercisable at lessee’s sole option) of thirty (30) years or more from the Closing Date or in the event that such remaining term is less than thirty (30) years, such ground lease either (x) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is nominal or reasonably estimated by Borrower to be less than twenty percent (20%) of the fair market value of such property, as confirmed by the

Agent or (y) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term; (ii) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (iii) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (iv) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (v) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease; or (b) terms and conditions otherwise reasonably acceptable to the Agent.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, the Persons, if any, that are party to the Guaranty (including all guarantors pursuant to §5.2), and individually any one of them.

Guaranty. The Unconditional Guaranty of Payment and Performance given, if required by the terms of this Agreement, by the Guarantors, if any, to and for the benefit of Agent and the Lenders, as the same may be modified, amended, restated or ratified, such Guaranty to be in the form attached hereto as Exhibit H.

Hazardous Substances. Each and every element, compound, chemical mixture, contaminant, pollutant, toxic substances, oil, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:

(i) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;

(ii) “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder; and

(iii) “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder.

Increase Date. See §2.10(a).

Increase Notice. See §2.10(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit (but only to the extent of any outstanding balance), (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other Indebtedness of such Person or any of its Subsidiaries if such other Indebtedness appears as a liability on the consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP) or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; (e) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be solely satisfied by the issuance of Equity Interests); (f) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (g) such Person’s Unconsolidated Allocation Percentage of the Indebtedness of any Unconsolidated Entity of such Person. Indebtedness of any Person shall include Indebtedness of any partnership in which such Person is a general partner to the extent of such Person’s pro rata share of the ownership of such partnership (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Information Materials. See §7.4.

Interest Payment Date. As to each Base Rate Loan and each Daily Simple SOFR Loan, the first (1st) day of each calendar month during the term of such Loan. As to each Term SOFR Loan, the last day of the applicable Interest Period and on the date such Term SOFR Loan is converted or paid in full, provided that in the event that the Interest Period shall be for a period in excess of one (1) month, then interest shall also be payable on the one (1) month anniversary of the commencement of such Interest Period.

Interest Period. With respect to each Term SOFR Loan (a) initially, the period commencing on the Drawdown Date of such Term SOFR Loan and ending one, three or six months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request Notice or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a Term SOFR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, unless such next succeeding Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, as determined conclusively by the Agent in accordance with the then current bank practice;

(ii) if the Borrower shall fail to give notice as provided in §4.1(c), the Borrower shall be deemed to have requested a Term SOFR Loan with respect to the affected Term SOFR Loan with an Interest Period of one month as provided in, and subject to, the terms of §4.1(c);

(iii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month;

(iv) no Interest Period relating to any Term SOFR Loan shall extend beyond the Maturity Date; and

(v) No tenor that has been removed from this definition pursuant to §4.6(b)(iv) shall be available for specification in any Loan Request Notice or Conversion/Continuation Request.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. Each of Wells Fargo Bank, KeyBank and JPM, each in its capacity as the Lender issuing the Letters of Credit (including, for the avoidance of doubt, any Existing Letter of Credit), and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.2 by any Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

JPM. JPMorgan Chase Bank, N.A.

KeyBank. KeyBank National Association.

KPIs. As defined in §27(b).

L/C Commitment Amount. See §2.9(a).

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lenders. Wells Fargo Bank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18). The Issuing Lenders shall each be a Lender, as applicable.

Lending Office. For each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower or its Subsidiaries in accordance with §2.9.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, without duplication, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender of such Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.9, and the Lender acting as the Issuing Lender for such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders of their participation interests under §2.9.

Letter of Credit Request. See §2.9(a).

Lien. See §8.2.

Loan Documents. This Agreement, the Notes, the Guaranty (if any), the Contribution Agreement (if any), the Joinder Agreement (if any), the Letter of Credit Requests and all other documents, instruments or agreements now or hereafter executed or delivered by the Borrower or a Guarantor, if any, in connection with the Loans.

Loan Request Notice. A written notice substantially in the form of Exhibit D to be executed and delivered to the Agent pursuant to §2.6 evidencing the Borrower’s request for a borrowing of Loans.

Loan and Loans. An individual loan or the aggregate loans, as the case may be, in the maximum principal amount of $1,500,000,000.00 (subject to increase in §2.10) to be made by the Lenders hereunder as more particularly described in §2. All Loans shall be made in Dollars. Amounts drawn under Letters of Credit shall also be considered Loans as provided in §2.9(i) and, without limiting the foregoing, Loans shall also include Loans made pursuant to §2.9(g).

Manager. Mid-America Apartments, L.P., a Tennessee limited partnership and any Wholly Owned Subsidiary of Mid-America Apartments, L.P.

Material Acquisition. An acquisition or series of acquisitions by Borrower or any Subsidiary of Borrower that are in excess of ten percent (10%) of Consolidated Total Asset Value immediately prior to such acquisition or series of acquisitions.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of Borrower and its Subsidiaries considered as a whole; (b) the ability of the Borrower or any Guarantor, if any, to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Material Subsidiary. Any Subsidiary of Borrower which has total asset value that constitutes in excess of five percent (5%) of Consolidated Total Asset Value. For the purposes of this definition, the asset value of each Subsidiary of Borrower shall be calculated consistent with the definition of Consolidated Total Asset Value.

Maturity Date. January 21, 2030, as such date may be extended as provided in §2.11, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

Moody’s. Moody’s Investor Service, Inc. or its successor.

Mortgage Notes. Seller financing notes that the Borrower has received from purchasers of its properties. For purposes of calculations in this Agreement, Mortgage Notes shall be valued in accordance with GAAP (including write-offs for uncollectability).

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) or §4001(a)(3) of ERISA or §414(f) of the Code maintained or contributed to by the Borrower, the REIT, any Guarantor or any ERISA Affiliate.

Net Operating Income. For any Real Estate and for a given period, the sum of the following (without duplication): (a) gross revenues (including interest income) received in the ordinary course from such Real Estate minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Real Estate, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the REIT, Borrower or any Subsidiary, any property management fees, debt service charges, income taxes, depreciation, amortization, other non-cash expenses, and any extraordinary, non-recurring expense associated with any financing, merger, acquisition, divestiture or other capital transaction) minus (c) a management fee in the amount of three percent (3.0%) of the gross revenues for such Real Estate for such period.

Non-Consenting Lender. See §18.9.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non‑recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances in violation of Environmental Law on the Real Estate securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness. Indebtedness of a Person for borrowed money (other than construction completion guaranties with respect to Development Properties) in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Non-Recourse Indebtedness” only to the extent of the amount of such claim) is contractually and solely limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and is not a general obligation of such Person.

Notes. See §2.1(b).

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower and the Guarantors, if any, to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes, the Letters of Credit or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or arising or incurred after the commencement of any bankruptcy or insolvency proceeding (whether or not the same is allowed as an enforceable claim in such proceeding), direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Permitted Liens. Collectively, (a) Liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Agent have been provided, or Liens imposed by mandatory provisions of law such as for materialmen’s, mechanics’, warehousemen’s and other similar Liens arising in the ordinary course of business, securing payment of any liability whose payment is not yet due, and (b) Liens filed by mechanics and materialmen which have been bonded in accordance with statutory lien bonding procedures or which are being diligently contested in good faith, for which appropriate reserves have been established on the books of the Borrower or the Unencumbered Property Subsidiary as required by GAAP.

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.15 as a result of costs sought to be reimbursed pursuant to §4.16).

Outbound Investment Rules. The regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register. See §18.4.

Patriot Act. The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances not prohibited by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, bank, trust company, land trust, business trust, unincorporated association, joint venture, business, or other legal entity or organization (whether or not a legal entity), or any other nongovernmental entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by any of the Consolidated Entities. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to any of the Consolidated Entities; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Prime Rate. At any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

Public Lender. See §7.4.

QFCs. Any “qualified financial contract” as defined in, and such QFC shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

QFC Credit Support. See §39.

Rating Agencies. S&P and Moody’s, collectively, and Rating Agency means either S&P or Moody’s.

Real Estate. All real property at any time owned or leased (in whole or in part) or operated by the Borrower or any of its Subsidiaries or Unconsolidated Entities and which is located in the continental United States or Hawaii, including, without limitation, the Unencumbered Properties.

Recipient. The Agent and any Lender, as applicable.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Register. See §18.2.

Reimbursement Obligation. The absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Lender for any drawing honored by such Issuing Lender under a Letter of Credit issued by such Issuing Lender.

REIT. Mid-America Apartment Communities, Inc., a Tennessee corporation. Except with respect to clause (c)(ii) of the definition of Change of Control and §§6.1(a), 7.18(c) and (d), the definition of REIT shall also include any Wholly Owned Subsidiary of REIT through which REIT owns a limited partnership interest or general partnership interest in Borrower.

REIT Status. With respect to an entity, its status as a real estate investment trust as defined in §856(a) of the Code.

Relevant Governmental Body. The FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

Required Filing Date. The respective dates on which the Borrower is required to file with the SEC annual reports and quarterly reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Required Lenders. As of any date, (a) the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment or (b) if the Commitments have been terminated or reduced to zero, Lenders holding more than fifty (50%) of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided further that in the event that there are at least two (2) Lenders that are not Defaulting Lenders, in no event shall the “Required Lenders” include less than two (2) Lenders that are not Defaulting Lenders. For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

Revolving Credit Exposure. As to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in Letter of Credit Liabilities at such time.

SEC. The United States Securities and Exchange Commission.

S&P. Standard & Poor’s Ratings Group or its successor.

Sanctioned Country. At any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, as of the Closing Date, Cuba, Iran, North Korea, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, and the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine).

Sanctioned Person. At any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).

Sanctions. Any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.

Secured Indebtedness. Any Indebtedness of a Person that is secured by a Lien on any Real Estate or on any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in Secured Indebtedness shall not exceed the sum of the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred, plus the aggregate value of any improvements to such assets, plus the value of any additional assets provided to secure such Indebtedness. Notwithstanding the foregoing, Secured Indebtedness shall exclude Indebtedness that is secured solely by ownership interests in another Person that owns Real Estate which is encumbered by a mortgage securing Indebtedness.

SOFR. A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator. The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website. The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Loans. Daily Simple SOFR Loans and/or Term SOFR Loans, as the context requires.

SPTs. As defined in §27(b).

State. A state of the United States of America and the District of Columbia.

Stated Amount. The amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

Stock Investments. Investment in Persons that are not Unconsolidated Entities or Subsidiaries.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Without limiting the foregoing, each Controlled JV Entity is a Subsidiary of the Borrower.

Supported QFC. See §39.

Sustainability Amendment. As defined in §27(b).

Sustainability Metric Auditor. An internationally recognized “big four” auditing firm or a reputable sustainability assurance provider reasonably satisfactory to Agent and the Sustainability Structuring Agent.

Sustainability Pricing Provisions. As defined in §27(b).

Sustainability Structuring Agent. Wells Fargo Securities, LLC or its successor.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR.

(a) For any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

Term SOFR Administrator. CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

Term SOFR Loans. Loans bearing interest calculated by reference to Term SOFR.

Term SOFR Reference Rate. The forward-looking term rate based on SOFR.

Titled Agents. The Arranger, any syndication agent or documentation agent, and the Sustainability Structuring Agent.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the Closing Date, the Total Commitment is $1,500,000,000.00.

Type. As to any Loan, its nature as a Base Rate Loan, Daily Simple SOFR Loan or a Term SOFR Loan.

Unadjusted Benchmark Replacement. The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Unconsolidated Allocation Percentage. As of any date of determination with respect to any Unconsolidated Entity, the aggregate percentage ownership interest of the Consolidated Entities in such Unconsolidated Entity as of such date.

Unconsolidated Entity. Any Person in which the Borrower directly or indirectly has an Investment that (a) is not consolidated with Borrower in accordance with GAAP or (b) is not a Subsidiary.

Unencumbered Asset Value. As of the date of determination, without duplication, the sum of the following amounts on such date, all as determined for the Consolidated Entities on a consolidated basis in accordance with GAAP: (i) Unrestricted Cash and Cash Equivalents, (ii) the

Capitalized Value of all Unencumbered Properties owned or leased under a Ground Lease by a Consolidated Entity or a Controlled JV Entity (excluding the Capitalized Value of Unencumbered Properties that are classified as Development Properties as of such date and the Capitalized Value of all Unencumbered Properties that were not owned by any Consolidated Entity or Controlled JV Entity for four full fiscal quarters as of such date) which are multifamily properties, (iii) the undepreciated book value of all Unencumbered Properties which are multifamily properties and are owned or in operation by any Consolidated Entity or Controlled JV Entity for less than four (4) full fiscal quarters as of such date and all Unencumbered Properties that are classified as Development Properties as of such date, (iv) the undepreciated book value of all Unencumbered Properties that are classified as other improved Real Estate owned or leased under a Ground Lease by a Consolidated Entity or Controlled JV Entity that is not a multifamily property or Unimproved Land as of such date and (v) the aggregate positive amount of net cash proceeds that would be due to the REIT from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the REIT’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided, that such calculation shall exclude each Equity Forward Contract, if any, with respect to which any of the following apply (x) the REIT or the counterparty would not reasonably be expected (as determined in good faith by the REIT), for any reason, to be able to fulfill its obligations thereunder prior to the Maturity Date, (y) the REIT no longer intends to issue shares sufficient to realize such proceeds or (z) the REIT does not intend to contribute the net cash proceeds received in connection with such Equity Forward Contract to the Borrower or its Subsidiaries. With respect to any Unencumbered Properties that are owned or leased by a Controlled JV Entity, the Unencumbered Asset Value attributable to such Unencumbered Properties shall be equal to Borrower’s pro rata economic share of the Capitalized Value or undepreciated book value, as applicable, of such Unencumbered Property. For purposes of this definition, (I) to the extent the Unencumbered Asset Value attributable to the total of all of Development Properties, Controlled JV Entities, other Real Estate that is not a multifamily property and Unimproved Land would exceed twenty percent (20%) of Unencumbered Asset Value, such excess shall be excluded and (II) to the extent the Unencumbered Asset Value attributable to Equity Forward Contracts pursuant to clause (v) above would exceed ten (10%) of Unencumbered Asset Value, such excess shall be excluded.

Unencumbered Properties. Eligible Real Estate which satisfy all conditions set forth in §7.16(a), or which have been included in the calculation of Unencumbered Asset Value pursuant to §7.16(b). The initial properties designated by the Borrower to be Unencumbered Properties are described on Schedule 1.2 hereto.

Unencumbered Property Subsidiary. As defined in §7.16(a)(i). Each Subsidiary of the Borrower or Controlled JV Entity which is or becomes a Guarantor pursuant to §5.2(a) shall be an Unencumbered Property Subsidiary.

Unimproved Land. Land on which no development (other than improvements that are not material and are temporary in nature) has occurred and on which no development is scheduled to occur within the following twelve (12) months.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). Notwithstanding the foregoing, however, cash held in escrow in connection with the completion of “like-kind” exchanges pursuant to Section 1031 of the Code shall be deemed to be cash of the Borrower for purposes hereof. As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, cash trap, negative pledge, reserves or Liens or claims of any kind in favor of any Person.

Unsecured Indebtedness. With respect to the Borrower and its Subsidiaries as of any date of determination, the Indebtedness of such Persons which is not Secured Indebtedness.

U.S. Borrower. Any Borrower that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Government Securities Business Day. Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in §2.6 and §4.1, in each case, such day is also a Business Day.

U.S. Person. Any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

U.S. Special Resolution Regimes. See §39.

U.S. Tax Compliance Certificate. See §4.16(g).

Wells Fargo Bank. As defined in the preamble hereto.

Wholly Owned Subsidiary. As to a Person, any Subsidiary of such first Person that is directly or indirectly owned one hundred percent (100%) by such first Person.

Withholding Agent. The Borrower, any Guarantor and the Agent, as applicable.

Write-Down and Conversion Powers. (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer (without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a finance lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842), provided that the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made in accordance with GAAP and made without giving effect to Account Standards Codification 842.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) For the purposes of calculating the covenants set forth in §§9.1-9.4 hereof, Indebtedness shall at all times be valued at the full stated principal amount thereof.

(l) Unless otherwise indicated, all references to time are references to Central time, daylight or standard, as applicable.

(m) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time

§2. THE CREDIT FACILITY.

§2.1 Loans.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.6, such sums as are requested by the Borrower for the purposes set forth in §2.8 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment; provided, that, in all events no Default or Event of Default shall have occurred and be continuing or would arise as a result thereof; and provided, further, that the outstanding principal amount of the Loans and the Letter of Credit Liabilities (after giving effect to all amounts requested), shall not at any time exceed the Total Commitment or cause a violation of the covenants set forth in §9.1. The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Note.

(b) The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on Agent’s Record shall be prima facie evidence, absent manifest error, of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

(c) On the Closing Date the outstanding principal balance of the Loans and participation in Letters of Credit shall be reallocated among the Lenders such that after the Closing

Date the outstanding principal amount of Loans owed to and participations in Letters of Credit of each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the Closing Date) of the Outstanding principal amount of all Loans and Letters of Credit Outstanding. On the Closing Date those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Loans.

§2.2 Facility Fee. The Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the Total Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.100%
Credit Rating Level 2	0.100%
Credit Rating Level 3	0.125%
Credit Rating Level 4	0.150%
Credit Rating Level 5	0.200%
Credit Rating Level 6	0.250%
Credit Rating Level 7	0.300%

The Facility Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each fiscal quarter for the immediately preceding fiscal quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.3, with a final payment on the Maturity Date. The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of a change.

§2.3 Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce the Total Commitments by $5,000,000 or an integral multiple of $500,000 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than twenty-five percent (25%) of the largest Total Commitment ever existing under this Agreement) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.3, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitment shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of available Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any Facility Fee under §2.2 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

§2.4 [Reserved].

§2.5 Interest on Loans.

(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a Term SOFR Loan or a Daily Simple SOFR Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b) Each Term SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of Term SOFR determined for such Interest Period plus the Applicable Margin.

(c) Each Daily Simple SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and on the date on which such Daily Simple SOFR Loan is repaid or converted to a Term SOFR Loan or a Base Rate Loan at the rate per annum equal to the sum of Daily Simple SOFR plus the Applicable Margin.

(d) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto and on any earlier date on which the Commitments shall terminate as provided in §2.3.

(e) Base Rate Loans, Daily Simple SOFR Loans and Term SOFR Loans may be converted to Loans of the other Type as provided in §4.1.

§2.6 Requests for Loans. The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Loan requested hereunder (a “Loan Request Notice”) by 12:00 noon on the date of the proposed Drawdown Date with respect to Base Rate Loans and Daily Simple SOFR Loans and three (3) U.S. Government Securities Business Days prior to the proposed Drawdown Date with respect to Term SOFR Loans. Each such notice shall specify with respect to the requested Loan the proposed principal amount of such Loan, the Type of Loan, the initial Interest Period (if applicable) for such Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.8) and (ii) a certification by an Authorized Officer that the Borrower and Guarantors, if any, are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request Notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request Notice shall be (a) for a Base Rate Loan or Daily Simple SOFR Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a Term SOFR Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $500,000.00 in excess thereof; provided, however, that there shall be no more than ten (10) different Interest Periods for Term SOFR Loans outstanding at any one time.

§2.7 Funds for Loans.

(a) Not later than 2:00 p.m. on the proposed Drawdown Date of any Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Lenders, as applicable, as instructed by Borrower not later than 3:00 p.m. on the proposed Drawdown Date of any Loans. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Rate plus one percent (1%).

§2.8 Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit solely to pay closing costs in connection with this Agreement and refinance Indebtedness, finance acquisitions and development, and for general corporate purposes of the Borrower, REIT, and Borrower’s Subsidiaries.

§2.9 Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Maturity Date, each Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to such Issuing Lender and the Agent, or amend or extend such Letter of Letters of Credit up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $75,000,000 (the “L/C Commitment Amount”); provided, that an Issuing Lender shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed the lesser of (i) one-third of the L/C Commitment Amount and (ii) the Commitment of such Issuing Lender in its capacity as a Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing or would arise as a result thereof, (ii) in no event shall the sum of (A) the Outstanding Loans and (B) the aggregate amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment or cause a violation of the covenants set forth in §9.1, (iii) the conditions set forth in §11 shall have been satisfied, (iv) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit; and (v) unless agreed to by an Issuing Lender, the Borrower shall not request and an Issuing Lender shall not be required to issue, a Letter of Credit with a face amount of less than $100,000.00. Notwithstanding anything to the contrary contained in this §2.9, no Issuing Lender shall be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the applicable Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.12(d) and the Defaulting Lender shall have no participation therein, except to the extent such Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to such Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. An Issuing Lender may assume that the conditions in §11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. Each Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. No Issuing Lender shall have a duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the applicable Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending on the date which is thirty (30) days prior to the Maturity Date (but in any event the term shall not extend beyond the Maturity Date).

Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Maturity Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Maturity Date; provided further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration of not more than one year beyond the Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”) so long as the Borrower delivers to the Agent no later than thirty (30) days prior to the Maturity Date Cash Collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the maximum amount available to be drawn under such Letter of Credit; provided, that the obligations of the Borrower under this section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date thirty (30) days prior to the Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Lenders in accordance with the immediately following subsections (h) and (i), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Loan. Each Issuing Lender shall promptly notify the Agent of the issuance of any Letter of Credit, including the amount thereof. The Existing Letters of Credit shall upon the Closing Date be deemed to be Letters of Credit under this Agreement.

(b) Each Letter of Credit Request shall be submitted to the Issuing Lender selected by the Borrower to issue such Letter of Credit and the Agent at least five (5) Business Days (or such shorter period as the applicable Issuing Lender and Agent may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of §2.8 of this Agreement), and (ii) a certification by an Authorized Officer that the Borrower and Guarantors, if any, are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the applicable Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as such Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c) The applicable Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the requested Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.9(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender and Borrower in their reasonable discretion.

(d) [reserved].

(e) Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender that issued such Letter of Credit (i) for its own account, a Letter of Credit fee calculated at the rate of one-eighth of one percent (0.125%) per annum of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,500 in any event), and (ii) for the accounts of the Lenders (including the Issuing Lender that issued such Letter of Credit) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to SOFR Loans on the amount available to be drawn under such Letter of Credit. Such fees under this §2.9(e)(ii) shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each fiscal quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance and documentation charges for Letters of Credit issued from time to time by Issuing Lender.

(f) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender that issued such Letter of Credit shall promptly notify the Borrower and the Agent thereof along with such Issuing Lender’s determination that such demand for payment complies with the requirement of such Letter of Credit and the date on which payment is to be made by such Issuing Lender as a result of such demand. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Lender for the amount of each demand for payment under each Letter of Credit issued by such Issuing Lender at or prior to the date on which payment is to be made by such Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than as provided in this subsection). Upon receipt by an Issuing Lender of any payment in respect of any Reimbursement Obligation, such Issuing Lender shall promptly pay to the Agent for the account of each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (h) such Lender’s Commitment Percentage of such payment.

(g) Upon its receipt of a notice referred to in the immediately preceding subsection (f), the Borrower shall advise the Agent and the applicable Issuing Lender whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Lender for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent and the applicable Issuing Lender, or if the Borrower fails to reimburse the applicable Issuing Lender for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the applicable Issuing Lender shall promptly notify the Agent, then (i) if the applicable conditions contained in §11 would permit the making of Loans, the Borrower shall be deemed to have requested a borrowing of Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice (with a copy to the Borrower) of the amount of the Loan to be made available to the Agent not later than 12:00 p.m. and (ii) if such conditions would not permit the making of Loans, the provisions of subsection (i) of this Section shall apply. The limitations set forth in the sixth sentence of §2.6 shall not apply to any borrowing of Base Rate Loans under this subsection.

(h) Immediately upon (i) the Closing Date with respect to all Existing Letters of Credit and (ii) the date of issuance by an Issuing Lender of any Letter of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the applicable Issuing Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of such Issuing Lender with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Lender to pay and discharge when due, to the extent and in the manner set forth in the immediately following subsection (i) below, such Lender’s Commitment Percentage of such Issuing Lender’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent for the account of an Issuing Lender in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (i), such Lender shall, automatically and without any further action on the part of such Issuing Lender, the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Lender by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Lender pursuant to §2.9(e)(i)).

(i) Each Lender severally agrees to pay to the Agent, for the account of each Issuing Lender, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by such Issuing Lender under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (g); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing except as otherwise provided in §2.12(d). If the notice referenced in the first sentence of §2.9(g) is received by a Lender not later than 12:00 p.m., then such Lender shall make such payment available to the Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent not later than 12:00 p.m. on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same for the account of the applicable Issuing Lender, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any Guarantor, (iii) the existence of any Default or Event of Default, including any Event of Default described in §12(g), (h) or (i), (iv) the termination of the Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Agent for the account of the applicable Issuing Lender shall be made without any offset, abatement, withholding or deduction whatsoever.

(j) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(k) The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, any Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, electronic mail or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, the Issuing Lenders or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lenders or the other Lenders in good faith will be binding on the Borrower and will not put Agent, Issuing Lenders or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve any Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

(l) Upon demand by the Agent or the Issuing Lender at any time while a Lender is a Defaulting Lender, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender within one (1) Business Day of such demand, cash collateral or other credit support satisfactory to the Issuing Lender in its sole discretion in an amount equal to such Defaulting Lender’s Commitment Percentage of the aggregate principal amount of the Letter of Credit Liabilities then outstanding.

§2.10 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.10, the Borrower shall have the option from time to time prior to the Maturity Date to request one or more increases in the Total Commitment to not more than $2,000,000,000.00 (less the amount of any reductions of the Total Commitments under §2.3) by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $25,000,000.00 and increments of $5,000,000.00 in excess thereof (or such smaller amounts as the Agent may approve). Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or to the Arrangers pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Borrower, the Agent and the Arrangers shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as they shall reasonably agree. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arrangers or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and the Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.

(b) On any Increase Date the outstanding principal balance of the Loans and participation in Letters of Credit shall be reallocated among the Lenders such that after the applicable Increase Date the outstanding principal amount of Loans owed to and participations in Letters of Credit of each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Increase Date) of the Outstanding principal amount of all Loans and Letters of Credit Outstanding. On any Increase Date those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Loans. The funds so advanced shall be Base Rate Loans until converted to Term SOFR Loans which are allocated among all Lenders based on their Commitment Percentages.

(c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.10 the Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Agent new Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Note shall equal its Commitment. The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be promptly surrendered by such Lenders to Borrower. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Increase Date and shall otherwise be in substantially the form of the replaced Notes. Simultaneously with the issuance of any new Notes pursuant to this §2.10(c), if required by the Agent, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Notes shall be canceled and promptly returned to the Borrower.

(d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.10 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i) The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arrangers such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arrangers shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii) On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii) The representations and warranties made by the Borrower and the Guarantors, if any, in the Loan Documents or otherwise in connection therewith on or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects); and

(iv) The Borrower and the Guarantors, if any, shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase; and

(v) The Borrower and the Guarantors, if any, shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.11 Extension of Maturity Date. The Borrower shall have the right, exercisable two times, to extend the Maturity Date, as in effect as of the date such right is exercised, by six (6) months per each request, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(a) Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is ninety (90) days and not later than the date which is thirty (30) days prior to the then current Maturity Date (as determined without regard to such extension).

(b) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to five (5.0) basis points in connection with a first extension and seven and one half (7.5) basis points in connection with a second extension, in each case, on the Total Commitment in effect on the then current Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c) No Default. On the date an Extension Request is given and on the then current Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors, if any, in the Loan Documents or otherwise in connection therewith on or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date an Extension Request is given and on the then current Maturity Date (as determined without regard to such extension) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

§2.12 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law and in addition to the rights and remedies that may be available to the Agent, the Lenders or the Borrower under this Agreement or Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in §27.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to §12 or otherwise) or received by the Agent from a Defaulting Lender pursuant to §13 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting

Lender to the Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under §2.9(i) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Lenders pro rata in accordance with their respective Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Facility Fee payable under §2.2 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender)

(ii) Each Defaulting Lender shall be entitled to receive the fee payable under §2.9(e)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii) With respect to any Facility Fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non‑Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non‑Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Lenders the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lenders’ Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to §37, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lenders’ Fronting Exposures in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Defaulting Lender, within five (5) Business Days following the written request of the Agent or an Issuing Lender (with a copy to the Agent), the Borrower shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Lender with respect to Letters of Credit issued and outstanding at such time.

(iii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Agent, for the benefit of the Issuing Lenders, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposures of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, the Borrower will, within five (5) Business Days following the written request of the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lenders’ Fronting Exposures shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Agent and the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Lenders may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f) Defaulting Lender Cure. If the Borrower, the Agent and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) Purchase of Defaulting Lender’s Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an assignee subject to and in accordance with the provisions of §18. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of §18. In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding §18, shall pay to the Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent or any of the Lenders.

§2.13 Pro Rata Share. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under §2.1, §2.4 and §2.9 shall be made from the Lenders, each payment of the fees under §2.2, §2.9(e)(ii) and §2.11(b) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under §2.3 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that, subject to §2.12, if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with such respective Commitments; (c) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the conversion and continuation of Loans of a particular Type shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (e) [reserved]; and (f) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under §2.9, shall be in accordance with their respective Commitment Percentages.

§3. REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments. If at any time the sum of the aggregate outstanding principal amount of the Loans and the aggregate Letter of Credit Liabilities exceeds the Total Commitment then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders, as applicable, for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8.

§3.3 Optional Prepayments.

(a) The Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time and from time to time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Term SOFR Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b) The Borrower shall give the Agent, no later than 10:00 a.m. at least three (3) U.S. Government Securities Business Days prior written notice of any prepayment pursuant to this §3.3 of Term SOFR Loans unless a shorter notice period is agreed to in writing by the Agent, and one (1) Business Day’s prior written notice of any prepayment pursuant to this §3.3 of Base Rate Loans or Daily Simple SOFR Loans, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied to the principal of Loans. In the absence of instruction by the Borrower, prepayments shall be applied first to the principal of Base Rate Loans, then to payment of Daily Simple SOFR Loans and then to the principal of Term SOFR Loans.

§3.5 Effect of Prepayments. Amounts of the Loans prepaid under §3.2 and §3.3 prior to the Maturity Date may be reborrowed as provided in §2.

§4. CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loans shall thereafter bear interest as a Base Rate Loan, Daily Simple SOFR Loan or a Term SOFR Loan, as applicable; provided that (i) with respect to any such conversion of a Term SOFR Loan to a Daily Simple SOFR Loan or a Base Rate Loan, a conversion of a Daily Simple SOFR Loan to a Base Rate Loan or a conversion of a Base Rate Loan to a Daily Simple SOFR Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and, in the case of the conversion to a Term SOFR Loan, such conversion shall only be made on the last day of the Interest Period with respect to such Term SOFR Loan; (ii) with respect to any such conversion of a Base Rate Loan or a Daily Simple SOFR Loan to a Term SOFR Loan, the Borrower shall give the Agent at least three (3) U.S. Government Securities Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $500,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than ten (10) different Interest Periods for Term SOFR Loans outstanding at any one time unless all of the Lenders otherwise consent in writing; and (iii) no Loan may be converted into a Term SOFR Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan or Daily Simple SOFR Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a Term SOFR Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $500,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Lending Office. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan or Daily Simple SOFR Loan to a Term SOFR Loan shall be irrevocable by the Borrower. The Agent shall promptly notify the Lenders of the applicable Term SOFR, Daily Simple SOFR or Base Rate.

(b) Any Term SOFR Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no Term SOFR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) Subject to the proviso in the preceding clause (b), in the event that the Borrower does not notify the Agent of its election hereunder with respect to any Term SOFR Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a Term SOFR Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2 Fees. The Borrower agrees to pay to Wells Fargo Bank, KeyBank, JPM, the Agent, the Arrangers and the Lenders for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to the Fee Letter (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3 Agent’s Fee. The Borrower shall pay to Agent, for the Agent’s own account, an annual administration fee as provided in the Agreement Regarding Fees. The Agent’s fee shall be payable as provided in the Agreement Regarding Fees.

§4.4 Funds for Payments.

(a) All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. on the day when due, in each case in lawful money of the United States in immediately available funds. If not received by 2:00 p.m. on the day when due, the Agent is hereby authorized to charge the accounts of the Borrower with Wells Fargo Bank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) The obligations of the Borrower to the Lenders under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower, or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5 Computations. All computations of interest on the SOFR Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be based on a year of 365 or 366 days, as applicable, and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Term SOFR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6 Suspension of Term SOFR Loans.

(a) If, on or prior to the determination of Term SOFR for any Interest Period or determination of Daily Simple SOFR:

(i) the Agent reasonably determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period or Daily Simple SOFR; or

(ii) the Required Lenders reasonably determine (which determination shall be conclusive absent manifest error) that Term SOFR or Daily Simple SOFR is not likely to adequately and fairly reflect the cost to the Lenders of making or maintaining Term SOFR Loans for such Interest Period or Daily Simple SOFR Loans, as the case may be, then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, in the case of clauses (i), (ii) and (iii), the Lenders shall be under no obligation to, and shall not, make additional Term SOFR Loans or Daily Simple SOFR Loans, as the case may be, continue Term SOFR Loans or convert Loans into Term SOFR Loans or Daily Simple SOFR Loans, as the case may be, and the Borrower shall (x) on the last day of each current Interest Period for each outstanding Term SOFR Loan, either repay such Loan or convert such Loan into a Daily Simple SOFR Loan, if available or a Base Rate Loan and (y) immediately, for each outstanding Daily Simple SOFR Loan, either repay such Loan or convert such Loan into a Base Rate Loan.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this §4.6(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower and the Lenders of the removal or reinstatement of any tenor of a Benchmark pursuant to §4.6(b)(iv) and the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this §4.6(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this §4.6.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any affected Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

§4.7 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender shall assert that it is unlawful, for any Lender to make or maintain Term SOFR Loans or Daily Simple SOFR Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make Term SOFR Loans or Daily Simple SOFR Loans, as the case may be, shall forthwith be suspended, (b) if affecting Term SOFR Loans, the Term SOFR Loans then outstanding shall be converted automatically to Daily Simple SOFR Loans, if available, or Base Rate Loans on the last day of each Interest Period applicable to such Term SOFR Loans or within such earlier period as may be required by law and (c) if affecting Daily Simple SOFR Loans, the Daily Simple SOFR Loans then outstanding shall be converted automatically to Base Rate Loans. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8 Additional Interest. If any Term SOFR Loan or any portion thereof is repaid or is converted to a Base Rate Loan or Daily Simple SOFR Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such Term SOFR Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of Term SOFR as a basis for calculating the rate of interest on a Term SOFR Loan; (ii) Term SOFR is used merely as a reference in determining such rate; and (iii) the Borrower has accepted Term SOFR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or Letters of Credit, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.10 Capital Adequacy. If after the date hereof any Lender in good faith determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or liquidity (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital or liquidity as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy or liquidity and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.9 and §4.10, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.11 Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12 Default Interest. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above an amount equal to the sum of the Base Rate plus the Applicable Margin in effect from time to time (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) and the fee payable with respect to Letters of Credit shall be increased to a rate equal to two percent (2.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

§4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, if any, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest or other loan charges contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest or any other loan charges would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest and loan charges payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest or loan charges by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest and loan charges paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This Section shall control all agreements between or among the Borrower, the Guarantors, if any, the Lenders and the Agent.

§4.15 Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.16(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and the Required Lenders are not also doing the same, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.16(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 for which the Required Lenders are not also doing the same and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§4.16 Taxes.

(a) Issuing Lender. For purposes of this Section, the term “Lender” includes the Issuing Lenders and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Agent following its resignation or removal as Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section, the Borrower or such other Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy of IRS Form W-8BEN or W-8BEN-E, as applicable,; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy of an executed IRS Form W-8IMY, accompanied by IRS

Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

§5. UNSECURED OBLIGATIONS; GUARANTY.

§5.1 Unsecured Obligations. The Lenders have agreed to make the Loans to the Borrower and issue Letters of Credit for the account of the Borrower on an unsecured basis.

§5.2 Guarantors.

(a) In the event that (i) Borrower determines that certain Real Estate or other asset of a Wholly Owned Subsidiary of the Borrower or a Controlled JV Entity is to be included in the calculation of Unencumbered Asset Value and (ii) such Wholly Owned Subsidiary of the Borrower or Controlled JV Entity, as applicable, has incurred, acquired, suffered to exist or otherwise is liable with respect to Unsecured Indebtedness, the Borrower shall, as a condition to such inclusion, cause each such Wholly Owned Subsidiary or Controlled JV Entity, as applicable, to execute and deliver to Agent a Joinder Agreement (and if such Wholly Owned Subsidiary or Controlled JV Entity is the first Guarantor, then such Subsidiary shall execute and deliver the Guaranty and such Subsidiary and Borrower shall execute and deliver the Contribution Agreement), and such Wholly Owned Subsidiary or Controlled JV Entity, as applicable, shall become a Guarantor hereunder. Further, as a condition to any Subsidiary of the Borrower or Controlled JV Entity, as applicable, that owns an Unencumbered Property or other assets the value of which is then included in the determination of Unencumbered Asset Value incurring, acquiring, suffering to exist or otherwise becoming liable with respect to Unsecured Indebtedness, Borrower shall cause such Subsidiary or Controlled JV Entity, as applicable, to execute and deliver to Agent a Joinder Agreement (and if such Subsidiary or Controlled JV Entity is the first Guarantor, then such Subsidiary shall execute and deliver the Guaranty and such Subsidiary and Borrower shall execute and deliver the Contribution Agreement), and such Subsidiary or Controlled JV Entity, as applicable, shall become a Guarantor hereunder.

(b) Borrower shall cause any Subsidiary of the Borrower that is the borrower or co-borrower under, guarantees, or otherwise becomes obligated in respect of, any Unsecured Indebtedness of the Borrower or any other Subsidiary of the Borrower, to simultaneously execute and deliver to Agent a Joinder Agreement (and if such Subsidiary is the first Guarantor, then such Subsidiary shall execute and deliver the Guaranty and such Subsidiary and Borrower shall execute and deliver the Contribution Agreement), and such Subsidiary shall become a Guarantor hereunder.

(c) Any Subsidiary or Controlled JV Entity subject to clauses (a) or (b) above shall not be restricted by its respective organizational documents and Applicable Law, from serving as a Guarantor hereunder. The Borrower shall further cause all applicable representations and warranties in the Loan Documents with respect to the Guarantors, if any, to be true and correct in all material respects with respect to each such Subsidiary, or Controlled JV Entity with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects). In connection with the delivery of the Guaranty or such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.3 Release of a Guarantor.

The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Guarantor from the Guaranty so long as: (a) no Default or Event of Default shall then be in existence or would occur as a result of such release; (b) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release (or such shorter period as may be acceptable to the Agent in its sole discretion); and (c) such Guarantor is no longer required to be a Guarantor pursuant to the terms of §5.2(a) or (b). Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

§6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. REIT is a corporation duly organized pursuant to its charter filed with the Tennessee Secretary of State, and is validly existing and in good standing under the laws of Tennessee. REIT is organized and conducts its business in a manner which enables it to qualify as a real estate investment trust under, and is entitled to the benefits of, §856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code. The Borrower is a limited partnership duly organized pursuant to its certificate of limited partnership filed with the Tennessee Secretary of State, and is validly existing and in good standing under the laws of Tennessee. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where the Unencumbered Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.

(b) Subsidiaries. Each of the Subsidiaries of REIT and the Subsidiaries of the Borrower (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where an Unencumbered Property owned or leased by it is located and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or the Guarantors, if any, is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d) Enforceability. This Agreement and the other Loan Documents to which the Borrower or any of the Guarantors, if any, is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor, if any, is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained except for those filings after the date hereof as may be required as a publicly traded entity.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, the Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date) subject to no Liens except Permitted Liens.

§6.4 Financial Statements. The Borrower has furnished to Agent: (a) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of business on Balance Sheet Date and the related unaudited consolidated statement of income and cash flow as of the close of business on Balance Sheet Date certified by the chief financial officer, treasurer or other senior financial officer of the REIT reasonably acceptable to Agent, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Unencumbered Properties for the period ending on the Balance Sheet Date, reasonably satisfactory in form to the Agent and certified by the chief financial officer, treasurer or other senior financial officer of the REIT reasonably acceptable to Agent as fairly presenting the Net Operating Income for such Unencumbered Properties for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors, if any, and the Real Estate (including, without limitation, the Unencumbered Properties). Such balance sheet and statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for such periods, subject to normal year-end audit adjustments and the absence of footnotes. There are no liabilities, contingent or otherwise, of the Borrower or any of its Subsidiaries involving material amounts that are required by GAAP to be disclosed in such financial statements that are not disclosed in said financial statements and the related notes thereto.

§6.5 No Material Changes. Since the Balance Sheet Date, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrower, the REIT, and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect.

§6.7 Litigation.

(a) Except as set forth by the Borrower to the Agent in writing and acknowledged by the Agent on or prior to the Closing Date, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened in writing against the Borrower or any of its Subsidiaries or the REIT before any court, tribunal, arbitrator, mediator or administrative agency or board which (i) question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or (ii) which if adversely determined could reasonably be expected to cause a Default, or Event of Default or have a Material Adverse Effect.

(b) As of the Closing Date there are no judgments, final orders or awards outstanding against or affecting the Borrower, any of its Subsidiaries or the REIT individually or in the aggregate that could reasonably be expected to have a Material Adverse Effect.

§6.8 No Material Adverse Contracts, Etc. None of the Borrower, the REIT or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction that has had, or could reasonably be expected to have, a Material Adverse Effect. None of the Borrower, the REIT, or any of their respective Subsidiaries is in default (taking into account all applicable cure periods, if any) of any contract or agreement that has had or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, the REIT or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrower, the REIT and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply that has had or could reasonably be expected to have a Material Adverse Effect. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim that has had or could reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, the REIT or their respective Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, Borrower has provided the taxpayer identification number for the Borrower and the REIT to the Agent.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrower, the REIT nor any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Partners and the REIT. (i) REIT, or a Wholly Owned Subsidiary of REIT, is the sole general partner of the Borrower and (ii) REIT as of the Closing Date owns not less than ninety-three percent (93%) of the limited partnership interests in the Borrower.

§6.14 Employee Benefit Plans. The Borrower, the REIT and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan where failure to comply has had or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, the REIT nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA, in each case where failure to comply has had or could reasonably be expected to have a Material Adverse Effect. None of the Unencumbered Properties constitutes a “plan asset” within the meaning of ERISA and the Code.

§6.15 Disclosure. All of the representations and warranties made by the Borrower and the Guarantors, if any, in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All written information (other than projections and estimates, other forward-looking information and information of a general economic or industry specific nature) contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by the Borrower, the REIT or any of their respective Subsidiaries is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein and in light of the circumstances under which they were made not misleading. The written information, reports and other papers and data with respect to the Borrower, the REIT, any Subsidiary or the Unencumbered Properties (other than projections and estimates, other forward-looking information and information of a general economic or industry specific nature) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports or any other documents (excluding financial statements or reports) prepared by third parties or legal conclusions or analysis provided by the Borrower’s counsel (although the Borrower has no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower and the Guarantors, if any (except to the extent the related assumptions were when made manifestly unreasonable) it being recognized that such projections are predictions as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections (including the projections and other forward-looking speculative information) will be realized, that actual results may differ from projected results and that such differences may be material. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct in all respects.

§6.16 Regulations T, U and X. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

§6.17 Environmental Compliance. None of the Borrower, its Subsidiaries nor to the best knowledge and belief of the Borrower and the Guarantors any operator or manager of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law that has had or could reasonably be expected to have a Material Adverse Effect.

§6.18 Subsidiaries; Organizational Structure. Schedule 6.18(a) sets forth, as of the date hereof, all of the Subsidiaries of the Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein. Schedule 6.18(b) sets forth, as of the Closing Date, all of the Unconsolidated Entities of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Entities, Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Entity. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.18(a) or, to the knowledge of the Borrower with respect to interests not owned directly or indirectly by Borrower, Schedule 6.18(b) except as set forth on such Schedules. Each Unencumbered Property Subsidiary (other than the Controlled JV Entities) is a Wholly Owned Subsidiary of the Borrower. Each Controlled JV Entity satisfies the requirements of this Agreement to be a Controlled JV Entity.

§6.19 Property. All of the Unencumbered Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear. All of the other Real Estate of the Borrower and its Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Unencumbered Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Properties which are payable by the Borrower, any Guarantor, if any, or any other Unencumbered Property Subsidiary (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement or taxes which in the aggregate at any time outstanding do not exceed $1,000,000.00 as to which no proceedings to enforce the payment thereof have commenced).

§6.20 Other Debt. As of the Closing Date only, none of the Borrower, the REIT, the Guarantors, if any, nor any of their respective Subsidiaries is in default of the payment of any Indebtedness or has received written notice that it is in default of the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party. None of the Borrower, the REIT, the Guarantors, if any, or any of their respective Subsidiaries is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any such Person. As of the Closing Date only, no Subsidiary of Borrower or Controlled JV Entity is required to be a Guarantor pursuant to §5.2.

§6.21 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, on a consolidated basis, the Borrower is not insolvent on a balance sheet basis such that the sum of its assets exceeds the sum of its liabilities, the Borrower is able to pay its debts as they become due, and the Borrower has sufficient capital to carry on its business.

§6.22 No Bankruptcy Filing. None of the Borrower, the REIT, or the Guarantors, if any, is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor, if any.

§6.23 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.24 Outbound Investment. None of the REIT, the Borrower or any Subsidiary is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. None of the REIT, the Borrower or any Subsidiary currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the REIT, the Borrower, or any such Subsidiary were a U.S. Person, or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

§6.25 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a) None of (i) the REIT, the Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the REIT, the Borrower or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the REIT, the Borrower or such Subsidiary, any agent or representative of the REIT, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Loans, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b) The REIT has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the REIT, the Borrower and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) Each of the REIT, the Borrower and their Subsidiaries, each director, officer, and to the knowledge of the Borrower, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance, in all material respects, with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(d) No proceeds of any Loan have been used, directly or (to the knowledge of the REIT or the Borrower) indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of §7.19.

§6.26 Unencumbered Properties. Schedule 1.2 is a correct and complete list of all Unencumbered Properties as of the Closing Date. Each of the Unencumbered Properties included by the Borrower in calculation of the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.

§6.27 Affected Financial Information. None of the REIT, Borrower or any of their respective Subsidiaries is an Affected Financial Institution.

§7. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit (other than any Extended Letter of Credit for which Cash Collateral has been provided under §2.9(a); provided that §7.1 and the first sentence of §7.6(a) below shall continue to apply and remain enforceable so long as any Extended Letter of Credit shall remain outstanding) is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrower and the Guarantors, if any, will maintain their respective chief executive office at 6815 Poplar Avenue, Suite 500, Germantown, Tennessee 38138, or at such other place in the United States of America as the Borrower shall designate upon at least thirty (30) days prior written notice to the Agent, where notices, presentations and demands to or upon the Borrower or the Guarantors, if any, in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrower and the Guarantors, if any, will keep, and cause each of their respective Subsidiaries and the REIT to keep true and accurate records and books of account with full, true and correct entries in accordance with GAAP. Neither the Borrower, any Guarantor, nor any of their respective Subsidiaries shall, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), change its fiscal year. Agent and the Lenders acknowledge that the Borrower’s fiscal year is a calendar year.

§7.4 Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a) within ten (10) days of the filing of the Borrower’s Form 10-K with the SEC, if applicable, but in any event not later than one hundred twenty (120) days after the end of the Borrower’s fiscal year, the audited Consolidated balance sheet of the Borrower and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries, and accompanied by an auditor’s report which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and prepared by a nationally recognized accounting firm approved by the Agent and who shall have authorized the Borrower to deliver such financial statements and certification thereof to Agent and the Lenders, and any other information the Lenders may reasonably request to complete a financial analysis of the Borrower and its Subsidiaries;

(b) within ten (10) days of the filing of the Borrower’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each fiscal quarter of each year (commencing with the fiscal quarter ending September 30, 2025), copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or treasurer of the REIT or another senior financial officer of the REIT reasonably acceptable to Agent that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time in its reasonable discretion) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by a list of the Net Operating Income and Adjusted Net Operating Income for such fiscal quarter for each of the Unencumbered Properties, and a list of the Unencumbered Properties (and identifying which are owned or leased by Controlled JV Entities), together with a certification by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent that the information contained in such statement fairly presents in all material respects the Net Operating Income and Adjusted Net Operating Income for such periods;

(d) [reserved];

(e) promptly upon the request of Agent, copies of all annual federal income tax returns and amendments thereto of the Borrower, the Guarantors, if any, and the REIT;

(f) promptly upon becoming aware thereof, notice of a change in the Credit Rating given by a Rating Agency or any announcement that any rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency;

(g) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement listing the Subsidiaries of Borrower or Controlled JV Entities that have incurred, acquired, suffered to exist or otherwise are liable with respect to Unsecured Indebtedness;

(h) promptly upon the request of Agent, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act, any applicable Anti-Money Laundering Laws or under the Beneficial Ownership Regulation, in each case as from time to time reasonably requested by the Agent or any Lender; and

(i) from time to time such other financial data and information in the possession of the Borrower, the REIT or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower, the REIT or the Guarantors, if any, and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower, the REIT and the Guarantors, if any) as the Agent or any Lender may reasonably request.

If the Borrower is not subject to Section 13 or 15(d) of the Exchange Act, the Borrower shall, not later than fifteen (15) days after each Required Filing Date, transmit by mail to Agent, copies of the annual reports, quarterly reports and other documents which it would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to such Sections. Notwithstanding anything to the contrary in this §7.4, the Borrower shall not be required to mail any 10-K or 10-Q to Agent if such 10-K or 10-Q is publicly available on the SEC’s EDGAR website. The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower and the Guarantors shall deliver paper copies of the Compliance Certificate to Agent and the Lenders. The Borrower authorizes Agent and Arranger to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arranger in connection with the Communications or the Electronic System. In no event shall the Agent, the Arranger or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, if any, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or any Arranger’s transmission of Communications through the Electronic System, and the Borrower releases Agent, the Arrangers and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Information Materials that are not marked “PUBLIC” or filed on the SEC’s EDGAR Website shall constitute confidential information, and they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation. In the event that Agent receives paper copies of any material delivered pursuant to this §7.4 which is not made available by Intralinks, SyndTrak or any other electronic information dissemination system (or by posting to Borrower’s website), Agent shall promptly deliver copies of such material to each Lender.

§7.5 Notices.

(a) Defaults. The Borrower will within two (2) Business Days of becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, or any of its Subsidiaries or the REIT is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof or cause the redemption, prepayment or purchase thereof, which acceleration, redemption, prepayment or purchase would either cause a Default or Event of Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Notice of Material Adverse Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including pursuant to any applicable Environmental Laws.

(c) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or the REIT, or to which the Borrower or any of its Subsidiaries or the REIT is or is to become a party that could reasonably be expected to either cause a Default or have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment, whether final or otherwise, against the Borrower or any of its Subsidiaries or the REIT in an amount in excess of $20,000,000.00 that is not covered by insurance.

(d) ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower, the REIT or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any ERISA Reportable Event with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such ERISA Reportable Event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case which has had or could reasonably be expected to have a Material Adverse Effect.

(e) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) The Borrower will, and will cause the REIT and each of their respective Subsidiaries to, preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrower will, and will cause the REIT and each of their respective Subsidiaries to, preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of their business; except, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower shall continue to own, directly or indirectly, (i) one hundred percent (100%) of the legal, economic, voting and beneficial interest in each Unencumbered Property Subsidiary (other than a Controlled JV Entity), and (ii) at least sixty-five percent (65%) of the outstanding Equity Interests of each Controlled JV Entity.

(b) The Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear, casualty and condemnation excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do has had or could reasonably be expected to result in a Material Adverse Effect.

§7.7 Insurance. The Borrower will, at its expense, procure and maintain insurance covering the Borrower and its Subsidiaries and the Real Estate in such amounts and against such risks and casualties as is customarily maintained by similar businesses.

§7.8 Taxes; Liens. The Borrower will, and will cause its Subsidiaries and the REIT to, pay and discharge as the same shall become due and payable, all its material obligations and material liabilities, including all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower, or such Subsidiary or the REIT; provided, however, payment of taxes, impositions or claims shall not be required if and for so long as (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrower or any Subsidiary or the REIT are subject to levy or execution, (ii) Borrower or such Subsidiary or the REIT as required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto, and (iii) if material, Borrower has notified Agent of such circumstances, in detail reasonably satisfactory to Agent, and, provided further, that Borrower or such Subsidiary or the REIT shall pay any such tax, imposition or claim if such contest is not successful and in any event prior to the commencement of any action to realize upon or foreclose any Lien against any Unencumbered Property.

§7.9 Inspection of Properties and Books. The Borrower will, and will cause its Subsidiaries and the REIT to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior written notice, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower and its Subsidiaries and the REIT (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries and the REIT with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals during the ordinary business hours of Borrower as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay or reimburse Agent or any Lender for such visits and inspections. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower and its Subsidiaries and the REIT.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries and the REIT to, comply in all respects with (i) all Applicable Laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by Applicable Laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) has not had and could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or its Subsidiaries may fulfill any of its obligations hereunder, the Borrower or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

§7.11 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Limiting Agreements.

(a) Borrower shall not, and shall not permit any of its Subsidiaries or the REIT to, enter into, any agreement, instrument or transaction which has or would be reasonably expected to have the effect of prohibiting or limiting Borrower’s or any of its Subsidiaries’ ability to pledge to Agent any Unencumbered Properties as security for the Obligations. Borrower shall take, and shall cause its Subsidiaries and the REIT to take, such actions as are necessary to preserve the right and ability of Borrower, and its Subsidiaries to pledge such assets as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower or any of its Subsidiaries or the REIT. Notwithstanding anything to the contrary in this §7.12, the provisions of this §7.12 shall not apply to any agreement evidencing other Unsecured Indebtedness of the Borrower or any of its Subsidiaries which requires the use of Unencumbered Properties as a borrowing base for other Unsecured Indebtedness or which contains financial covenants of a similar type to those in §9.1 of this Agreement.

(b) Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.12, which evidence shall include, without limitation, copies of any agreements or instruments which would be reasonably expected to in any way restrict or limit the Borrower’s or any Subsidiary’s ability to pledge Unencumbered Properties as security for the Obligations, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Unencumbered Properties are pledged in the future as security for the Obligations of the Borrower, any Guarantor, if any, or any Unencumbered Property Subsidiary.

§7.13 Business Operations. The Borrower and its Subsidiaries shall operate their respective businesses substantially as an owner, operator, manager and developer of multifamily properties and other business activities related, similar, incidental, complementary, ancillary, corollary and/or a reasonable extension, development or expansion thereto and in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents.

§7.14 Distributions of Income to Borrower. The Borrower shall cause all of its Subsidiaries that are not Guarantors or Controlled JV Entities (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices. The Borrower shall not, and shall not permit any of its Subsidiaries or the REIT to, enter into any agreement that limits the ability of any Subsidiary to make a dividend or distribution payment to the Borrower or any Guarantor, if any, or to otherwise transfer any property to the Borrower or any Guarantor, if any, provided, however, that this sentence shall not prohibit (a) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under §8.1(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (b) limitations on dividends and distributions of the Borrower and the REIT contained in any agreement evidencing other Unsecured Indebtedness of the Borrower, REIT or any of their respective Subsidiaries so long as such limitations are no more restrictive than those contained in §8.4 of this Agreement.

§7.15 Plan Assets. The Borrower will do, or cause to be done, all things necessary to ensure that none of the Unencumbered Properties will be deemed to be Plan Assets at any time.

§7.16 Unencumbered Properties.

(a) Subject to clause (b) of this §7.16, the Eligible Real Estate included in the calculation of Unencumbered Asset Value shall at all times satisfy all of the following conditions:

(i) the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple or leased under a Ground Lease by the Borrower or a Wholly Owned Subsidiary of Borrower or a Controlled JV Entity (each such Subsidiary and Controlled JV Entity, an “Unencumbered Property Subsidiary”), free and clear of all Liens other than the Liens permitted in §8.2(iii) and Other Permitted Liens, and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents but excluding any such limitations permitted pursuant to the last sentence of §7.12(a));

(ii) none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property;

(iii) if such Real Estate is owned by an Unencumbered Property Subsidiary, the only assets of such Unencumbered Property Subsidiary shall be Eligible Real Estate included in the calculation of Unencumbered Asset Value;

(iv) if multifamily Real Estate, such Real Estate is managed by Manager; and

(v) if such Unencumbered Property is owned or leased under a Ground Lease by an Unencumbered Property Subsidiary, (A) no Person other than the Borrower, or a direct or indirect Wholly Owned Subsidiary of the Borrower has any direct or indirect ownership of any legal, equitable or beneficial interest in such Unencumbered Property Subsidiary (except that with respect to a Controlled JV Entity, all Equity Interests not required under this Agreement to be owned by Borrower may be owned by another Person), and (B) no direct or indirect ownership or other interests or rights of (1) Borrower in any such Unencumbered Property Subsidiary or (2) any Controlled JV Entity in a subsidiary of a Controlled JV Entity, shall be subject to any Lien.

(b) Notwithstanding the foregoing, in the event any Real Estate does not qualify as Eligible Real Estate or satisfy the requirements of §7.16(a), such Real Estate shall be included in the calculation of Unencumbered Asset Value so long as the Agent shall have received the prior written consent of each of the Required Lenders to the inclusion of such Real Estate in the calculation of Unencumbered Asset Value.

(c) Upon any asset ceasing to qualify under §7.16(a) or (b) to be included in the calculation of Unencumbered Asset Value, such asset shall no longer be included in the calculation of Unencumbered Asset Value.

(d) In addition, the Borrower may voluntarily remove any Real Estate from the calculation of Unencumbered Asset Value in its sole discretion.

§7.17 Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. (a) The REIT will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the REIT, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) the Borrower or the REIT will notify the Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Agent or any Lender, the Borrower or the REIT will provide the Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

§7.18 REIT Covenants. Borrower shall cause REIT to comply with the following covenants:

(a) REIT shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of general or limited partnership interests in the Borrower and the management of the business of the Borrower, and such activities as are incidental thereto, all of which shall be solely in furtherance of the business of the Borrower;

(b) the REIT shall not own any assets other than (i) Equity Interests of the Borrower (either directly or indirectly through a Wholly Owned Subsidiary of the REIT), (ii) money that has been distributed to the REIT by Borrower that is not in violation of §8.4 of this Agreement that is held for ten (10) Business Days or less pending further distribution to equity holders of the REIT, (iii) assets received by the REIT from third parties (including, without limitation, Equity Forward Contracts and the proceeds from any Equity Offering), that are held for ten (10) Business Days or less pending further contribution to Borrower (or in the case of the Equity Forward Contract, the net cash proceeds of which, when received, would be so contributed), (iv) such bank accounts or similar instruments (subject to the other terms hereof) as it deems necessary to carry out its responsibilities under the limited partnership agreement of the Borrower, and (v) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of Borrower and its Subsidiaries (but which in no event shall include any real estate or interests therein, cash, cash equivalents or other liquid assets in excess of $20,000,000 in the aggregate (except as permitted in clauses (b)(ii) and (iii) above) or Equity Interests (other than Equity Interests permitted in clauses (b)(i) above));

(c) the REIT will maintain its status, and election to be treated, as a real estate investment trust;

(d) the REIT will, at all times (i) cause its common shares to be duly listed and traded on the New York Stock Exchange and (ii) file all reports required to be filed by it in connection therewith in a timely manner, after giving effect to any extensions allowed by the New York Stock Exchange or the SEC;

(e) the REIT will not create or incur or suffer to be created or incurred any Lien (i) on any of its direct or indirect legal, equitable or beneficial interest in the Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof or (ii) without limiting §7.18(e)(i), on other assets as security for Indebtedness in the aggregate in excess of $10,000,000;

(f) the REIT shall not be the borrower or co-borrower of, guarantee, or otherwise be or become obligated in respect of or assume, any Indebtedness (which for the purposes hereof shall include any obligations under any Derivatives Contract but shall exclude the REIT’s liability as a co-borrower or guarantor of the obligations described on Schedule 7.18 hereto as the same exist as of the Closing Date provided that the obligations guaranteed or with respect to which the REIT is a co-borrower shall not be increased, spread, extended or otherwise modified; provided further that the foregoing shall not preclude the full advance of amounts available under such credit facilities described on Schedule 7.18 as of the Closing Date).

§7.19 Use of Proceeds. The Borrower will not request any Loan, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, directly or, to the REIT’s or the Borrower’s knowledge, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

§8. NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit (other than Extended Letters of Credit for which Cash Collateral has been provided under §2.9(a)) is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default or Event of Default;

(e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f) subject to the provisions of §9, Non-Recourse Indebtedness of the Borrower and its Subsidiaries (other than the Guarantors, the Unencumbered Property Subsidiaries or any other Subsidiary of Borrower or a Controlled JV Entity owning an interest in a Guarantor or an Unencumbered Property Subsidiary); provided that the Borrower may provide a guaranty or indemnity with respect to Non-Recourse Exclusions in connection with such Non-Recourse Indebtedness; and

(g) subject to the provisions of §9, Indebtedness (other than Non-Recourse Indebtedness) of Borrower and its Subsidiaries.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Guarantors, if any, nor Unencumbered Property Subsidiaries (including without limitation any Controlled JV Entity which owns a Controlled JV Entity) shall create, incur, assume, guarantee or be or remain liable contingently or otherwise, with respect to any Indebtedness described in §8.1(f) or any Indebtedness described in §8.1(g) that is Secured Indebtedness, (ii) a Guarantor, if any, shall only provide a guaranty of other Unsecured Indebtedness of the Borrower permitted pursuant to §8.1(g), and (iii) none of the Indebtedness described in §8.1(f) or §8.1(g) that is Secured Indebtedness shall have any of the Unencumbered Properties or any interest therein or equipment related thereto or any direct or indirect ownership interest in any Guarantor, if any, or Unencumbered Property Subsidiary as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude the Borrower from incurring liability with respect to Non-Recourse Exclusions in connection with the Indebtedness described in §8.1(f)).

§8.2 Restrictions on Liens, Etc. The Borrower will not, and will not permit its Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) pledge, encumber or otherwise transfer as part of a financing transaction any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations, including, without limitation, any Lien on the Unencumbered Properties (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower and any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i) (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets, other than the Unencumbered Properties and any direct or indirect interest of the Borrower, any Subsidiary of the Borrower or any Controlled JV Entity in any Guarantor or Unencumbered Property Subsidiary, in respect of judgments permitted by §8.1(d);

(ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or any such Subsidiary is a party, and other non-monetary liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect; and

(iv) liens on properties or interests therein permitted by §8.1(f) or (g) (but excluding (A) Unencumbered Properties or any interest therein, or (B) any direct or indirect interest of the Borrower or any Subsidiary of the Borrower or any Controlled JV Entity in any Guarantor or any Unencumbered Property Subsidiary) to secure Indebtedness permitted by §8.1(f) or (g).

Notwithstanding anything in this Agreement to the contrary, (A) no Unencumbered Property Subsidiary or Subsidiary of Borrower or a Controlled JV Entity owning an interest in an Unencumbered Property Subsidiary shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §8.2(i)(A) and (iii); and (B) no Lien may be granted, suffered or incurred on any property, assets or revenues in favor of the lenders or holders under Unsecured Indebtedness without effectively providing that all Obligations shall be secured equally and ratably with such Indebtedness pursuant to agreements in form and substance reasonably satisfactory to the Agent. In addition, the provisions of §8.2(f) shall not apply to any agreement referred to in the last sentence of §7.12(a).

§8.3 Merger, Consolidation. The Borrower will not, and will not permit any of its Subsidiaries or the REIT to, effect any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of (x) one or more of the Subsidiaries of the Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person) and (y) one or more of the Subsidiaries of the REIT (other than the Borrower or any Subsidiary of the Borrower) with and into the REIT (it being understood and agreed that in any such event the REIT will be the surviving Person), (ii) the merger or consolidation of (x) two or more Subsidiaries of the Borrower and (y) two or more Subsidiaries of the REIT (other than the Borrower); provided that in each case no such merger or consolidation shall involve any Subsidiary that is a Guarantor (unless the Guarantor is the surviving entity), (iii) asset sales consummated in accordance with §8.5, and (iv) the merger or consolidation, directly or indirectly, of Borrower or the REIT with any other

Person so long as (A) REIT or Borrower, as applicable shall be the continuing and surviving Person (provided that Borrower may not merge with the REIT); (B) Borrower shall have given the Agent and the Lenders at least thirty (30) days’ prior written notice of such consolidation or merger; (C) Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to Borrower, evidencing the continued compliance by the Borrower and Guarantors, if any, with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in §9, after giving effect to such consolidation or merger, together with any documentation and information reasonably requested by the Lenders in connection with “know your customer” laws or policies; (D) there is no Default or Event of Default at the time of such consolidation or merger and the consummation of such consolidation or merger does not result in a Default or Event of Default (including without limitation, pursuant to §7.18); and (E) each of the representations and warranties made by the Borrower or any of its Subsidiaries contained in this Agreement, the other Loan Documents or otherwise in connection therewith as or after the date thereof shall be true in all material respects immediately after giving effect to such merger or consolidation (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

§8.4 Distributions.

(a) In the event that an Event of Default shall have occurred and be continuing, the Borrower and REIT shall not pay any Distribution to their respective partners, members or other owners, other than, appropriate Distributions by the Borrower to its partners in an amount necessary to allow REIT to receive Distributions equal to the minimum distributions required under the Code to maintain REIT Status of REIT and the payment by REIT to its shareholders of Distributions in an amount equal to the minimum distributions required under the Code to maintain REIT Status of REIT, each as evidenced by a certification of the chief financial officer or treasurer of REIT or another senior financial officer of the REIT reasonably acceptable to Agent containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(b) Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (g), (h) or (i) shall have occurred or the maturity of the Obligations has been accelerated, neither the Borrower nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.5 Asset Sales. The Borrower and the REIT shall not, individually or as a series of transactions, sell or transfer, or permit the sale or transfer of, all or substantially all of their assets (whether direct or indirect).

§8.6 Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors, if any, will not, and will not permit their respective Subsidiaries to, (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence and continuation of any Event of Default; provided, that the foregoing shall not prohibit (i) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (ii) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence and continuation of an Event of Default.

§8.7 Derivatives Contracts. The Borrower shall not, and shall not permit the Guarantors, if any, nor any of the Borrower’s Subsidiaries to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into in the ordinary course of business and not for speculative purposes.

§8.8 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.9 Outbound Investments. The REIT and the Borrower shall not, and shall not permit any Subsidiary to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the REIT, the Borrower or such Subsidiary were a U.S. Person, or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

§9. FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit, the following financial covenants will be met as of the end of each fiscal quarter of each fiscal year:

§9.1 Unencumbered Leverage Ratio. The Borrower’s Consolidated Total Unsecured Indebtedness will not exceed sixty percent (60%) of the Unencumbered Asset Value, provided, however, that for up to four (4) consecutive calendar quarters following a Material Acquisition of which Borrower has provided prior written notice to Agent, the ratio of Consolidated Total Unsecured Indebtedness to Unencumbered Asset Value may exceed sixty percent (60%) but may not exceed sixty-five percent (65%).

§9.2 Total Leverage Ratio. The Borrower’s Consolidated Total Indebtedness will not exceed sixty percent (60%) of Consolidated Total Asset Value, provided, however, that for up to four (4) consecutive calendar quarters immediately following a Material Acquisition of which Borrower has provided prior written notice to Agent, the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value may exceed sixty percent (60%) but may not exceed sixty-five percent (65%).

§9.3 Total Secured Leverage Ratio. The Borrower’s Consolidated Total Secured Indebtedness will not exceed forty percent (40%) of Consolidated Total Asset Value.

§9.4 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower’s ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for the most recently ended four (4) fiscal quarters will not be less than 1.50 to 1.00.

§10. CLOSING CONDITIONS.

The obligation of the Lenders to close this Agreement and the obligation of the Lenders to make the Loans or issue any Letter of Credit shall be subject to the satisfaction or waiver of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. Borrower shall deliver to Agent a Note for each Lender that requests the same. The Agent (or its counsel) shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent (or its counsel) shall have received from the Borrower, the REIT and each Guarantor, if any, a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Unencumbered Properties owned or leased by it are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower, the REIT or such Guarantor, if any, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of the Borrower (including resolutions from the REIT) and each Guarantor, if any, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent (or its counsel) shall have received from the Borrower, the REIT and each Guarantor, if any, an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent (or its counsel) shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to issue Loan Request Notices, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5 Opinion of Counsel. The Agent (or its counsel) shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and the Guarantors, if any, in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrower shall have paid to the Agent, the Arrangers and the Lenders the fees payable in connection with the closing of this Agreement pursuant to §4.2 and §4.3.

§10.7 Performance; No Default. The Borrower and the Guarantors, if any, shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8 Representations and Warranties. The Agent shall have received a certificate from the Borrower stating that the representations and warranties made by the Borrower and the Guarantors, if any, in the Loan Documents or otherwise made by the Borrower or the Guarantors, if any, in connection therewith shall be true and correct in all material respects (except with respect to any representation or warranty that is qualified by any materiality standard, which such representations and warranties shall be true and correct in all respects) on the Closing Date.

§10.9 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require as requested in writing not less than three (3) Business Days prior to the Closing Date.

§10.10 Compliance Certificate. The Agent (or its counsel) shall have received a Compliance Certificate calculated as of the Closing Date on a pro forma basis for the Borrower’s fiscal quarter ended June 30, 2025 demonstrating compliance with each of the covenants set forth in §9.

§10.11 Consents. The Agent (or its counsel) shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.12 [Reserved].

§10.13 Other. The Agent shall have received such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested not less than three (3) Business Days prior to the Closing Date.

§10.14 Disbursement Instruction Agreement. The Agent shall have received a Disbursement Instruction Agreement effective as of the Closing Date.

§10.15 No Material Adverse Change. Since December 31, 2024, there shall not have occurred any change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to have a Material Adverse Effect.

§10.16 Know Your Customer. The Borrower and each Guarantor (i) shall have provided all information requested by the Agent and each Lender at least five (5) Business Days prior to the Closing Date in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act, and (ii) and each Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered to the Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Borrower, such Guarantor or such Subsidiary, in each case, at least five (5) Business Days prior to the Closing Date.

§11. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction (or waiver in accordance with the terms of this Agreement) of the following conditions precedent:

§11.1 Representations True; No Default. Each of the representations and warranties made by the Borrower or the Guarantors, if any, contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement (excluding, in the case of any borrowing occurring after the Closing Date, the representations and warranties contained in §6.5, §6.7 and the last sentence of §6.15) shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects) and except for changes in factual circumstances not prohibited hereunder, and no Default or Event of Default shall have occurred and be continuing.

§11.2 Borrowing Documents. The Agent shall have received a fully completed Loan Request Notice for such Loan and the other documents and information as required by §2.6, or a fully completed Letter of Credit Request required by §2.9 in the form of Exhibit E hereto fully completed, as applicable.

§12. EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans or any reimbursement obligations with respect to the Letters of Credit when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans or any fees or other Obligations due hereunder or under any of the other Loan Documents (other than those described in §12.1(a)) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to comply with any of the provisions contained in §§9.1 - 9.4;

(d) the Borrower or any of its Subsidiaries or the REIT shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12);

(e) any representation or warranty made by the Borrower or any Guarantor, if any, in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of a Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrower, any of its Subsidiaries or the REIT shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement, or any other event occurs, contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or under a Derivatives Contract or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, settlement or purchase thereof; provided that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to pay or perform or the occurrence of such event, together with other failures to pay or perform or the occurrence of such events as described in this §12.1(f), involve singly or in the aggregate obligations for Indebtedness (other than Non-Recourse Indebtedness) totaling in excess of $150,000,000.00;

(g) the Borrower, any of its Material Subsidiaries, any Guarantor or the REIT (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, any of its Material Subsidiaries, any Guarantor or the REIT or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(i) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, any of its Material Subsidiaries, any Guarantor or the REIT or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one or more uninsured or unbonded final judgments, orders or awards against the Borrower or any of its Subsidiaries or the REIT that exceed an amount equal to 5% of Consolidated Tangible Net Worth as of such date per occurrence or in the aggregate;

(k) any of the Loan Documents shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke or rescind any of the Loan Documents, or to contest or challenge the validity or enforceability of any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of the Guarantors, if any, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, any of its Subsidiaries or the REIT to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $150,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; or

(m) any Change of Control shall occur;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare (i) all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) an amount equal to 103% of the aggregate amount of all Letter of Credit Liabilities shall become immediately due and payable for deposit into the Collateral Account; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2 Certain Cure Periods; Limitation of Cure Periods. (a) Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due, provided, however, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that with respect to a Default under §7.4 the Borrower cures such Default within ten (10) days of the date the deliveries under §7.4 are due, or with respect to the other Defaults covered by §12.1(d), in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice from the Agent of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to comply with §5.2, §7.5(a), §7.6(a) (solely with respect to the existence of the Borrower and the preservation of its rights and franchises necessary to the conduct of its business), §7.12, §7.16, §7.18, §7.19, §8.1, §8.2, §8.3, §8.4, §8.5, §8.6, §8.9 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b) Notwithstanding the terms of §12.2(a), in the event that there shall occur any Default or Event of Default under §7.16 that affects only certain Unencumbered Properties or the owner(s) thereof, then the Borrower may elect to cure such Default or Event of Default under §7.16 (so long as no other Default or Event of Default would arise as a result) if Borrower, by written notice to Agent, removes such Unencumbered Property from the calculation of Unencumbered Asset Value and reduces the outstanding Loans and Letters of Credit, if necessary, so that no Default or Event of Default exists under this Agreement, in which event such notice, removal and reduction shall be completed within five (5) Business Days of such occurrence.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate the obligation to make Loans and issue Letters of Credit to the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors, if any, of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that (except for § 13) only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor, if any, fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by the Borrower and/or the Guarantors, if any, upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower and the Guarantors, if any, shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, if any, such monies shall be distributed for application as follows:

(a) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such, the Issuing Lenders in their capacity as such, ratably among the Agent and the Issuing Lenders in proportion to the respective amounts described in this clause (a) payable to them;

(b) to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c) [reserved];

(d) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e) [reserved];

(f) to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities, ratably among the Lenders, the Issuing Lenders in proportion to the respective amounts described in this clause (f) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Collateral Account; and

(g) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

§12.6 Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this section.

(b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d) If an Event of Default has occurred and is continuing, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with §12.5. Notwithstanding the foregoing, the Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e) So long as no Default or Event of Default has occurred and is continuing, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations of any Defaulting Lender after giving effect to §2.12(d), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under §2.9 for deposit into the Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.

(f) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. The Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Collateral Account.

§13. SETOFF.

(A) Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors, if any, and any securities or other property of the Borrower or the Guarantors, if any, in the possession of such Lender (or such Lender’s Affiliate) may, without notice to the Borrower or any Guarantor, if any, (any such notice being expressly waived by the Borrower and the Guarantors, if any) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors , if any, to such Lender, Agent will promptly provide Borrower with notice of any such set off of which Agent has received written notice. (B) Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or a Guarantor, if any, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14. THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders (or, where required hereunder, all of the affected Lenders). The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower the Guarantors, if any, or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower or its Subsidiaries, or the value of any collateral or any other assets of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and Wells Fargo Bank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or Wells Fargo Bank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5 Payments.

(a) A payment by the Borrower or the Guarantors, if any, to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.12(b).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent and the Sustainability Structuring Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or the Sustainability Structuring Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s or the Sustainability Structuring Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s or the Sustainability Structuring Agent’s, as applicable, willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods; provided, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, Wells Fargo Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation; Removal. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent by all of the Lenders (other than the Lender then acting as Agent) and the Borrower upon thirty (30) days’ prior written notice if the Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender, any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender shall be reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed. If no successor Agent and, if applicable, Issuing Lender shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent, and, if applicable, successor Issuing Lender shall be reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender hereunder by a successor Agent and, if applicable, Issuing Lender, such successor Agent and, if applicable, Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender. After any retiring Agent’s resignation or its removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent and Issuing Lender. If the resigning or removed Agent shall also resign as an Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit issued by such Issuing Lender, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the removed or resigned Issuing Lender, in either case, to assume effectively the obligations of the removed or resigned Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its Affiliates (x) by giving the Borrower and each Lender prior written notice and (y) so long as no Default or Event of Default exists hereunder, with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided that, if Wells Fargo Bank remains obligated to perform the rights and duties so assigned to such Affiliate, no consent of the Borrower shall be required for such assignment.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable in any applicable jurisdiction.

§14.11 Agent May File Proofs of Claim. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor, if any, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent (or Issuing Lender, as applicable) may presume that such condition is satisfactory to such Lender unless the Agent (or Issuing Lender, as applicable) shall have received notice to the contrary from such Lender prior to the making of such Loan or issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower, the REIT and/or the Guarantors, if any), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.13 Approvals. If consent of the Required Lenders, all Lenders or all affected Lenders, is required for some action under this Agreement, or except as otherwise provided herein an approval of the Required Lenders, all Lenders or all affected Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing. The provisions of this §14.13 shall not apply to any matter requiring approval of all Lenders or all affected Lenders.

§14.14 Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.15 Lender Credit Decision. Each of the Lenders expressly acknowledges and agrees that neither the Agent nor any of its Affiliates has made any representations or warranties to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Agent to or any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective Affiliates and the shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Persons and their Affiliates, and based on the financial statements of the Borrower, its Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, its Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or a Guarantor, if any, of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any other Affiliate thereof which may come into possession of the Agent or any of its Affiliates.

§14.16 Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to §4.6, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

§14.17 Erroneous Payments.

(a) Each Lender and each Issuing Lender, and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender or an Issuing Lender (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this §14.17(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of §18 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this §14.17 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any Guarantor for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this §14.17 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this §14.17 will constitute a waiver or release of any claim of the Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

§14.18 Sustainability Structuring Agent. The Sustainability Structuring Agent will (i) assist the Borrower in determining the Sustainability Pricing Provisions in connection with the Sustainability Amendment and (ii) assist the Borrower in preparing informational materials focused on environmental targets to be used in connection with the Sustainability Amendment, in each case, based upon the information provided by the Borrower with respect to the applicable KPIs and SPTs selected in accordance with §27(b); provided that the Sustainability Structuring Agent (x) shall have no duty to ascertain, inquire into or otherwise independently verify any such information and (y) shall have no responsibility for (and shall not be liable for) the completeness or accuracy of any such information.

§15. EXPENSES.

The Borrower and the Guarantors, if any, agree to pay (a) the reasonable and documented out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders, and including any taxes payable on or with respect to the transactions contemplated by this Agreement, and further including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower and the Guarantors, if any, hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) the reasonable and documented out-of-pocket fees, expenses and disbursements of a single outside counsel to the Agent and the Sustainability Structuring Agent and, if reasonably necessary, a single local counsel in any relevant jurisdiction to the Agent and the Sustainability Structuring Agent taken as a whole, incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable and documented out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans in connection with the primary syndication of the Loans, (e) all other reasonable actual and verifiable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein and the making of each advance and issuance of each Letter of Credit hereunder (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the reasonable fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender, the Agent or the Sustainability Structuring Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower and the Guarantors, if any, or the administration thereof after the occurrence of a Default or Event of Default, including all such out-of-pocket expenses incurred in connection with any workout, restructuring or negotiation with respect thereto following the occurrence of a Default or an Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, the Sustainability Structuring Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, if any (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of outside counsel to all such Persons taken as a whole, (y) if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and (z) in the case of any actual or perceived conflict of interest, one additional counsel and, if reasonably necessary one additional local counsel in each relevant jurisdiction to any affected party), (g) all reasonable and documented out of pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches and title searches, (h) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ fees and costs of one firm of outside counsel and, if reasonably necessary, of one local counsel in any relevant jurisdiction) which may be incurred by Wells Fargo Bank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all documented out-of-pocket expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16. INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Sustainability Structuring Agent, the Lenders and each Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent, the Sustainability Structuring Agent or any Lender or any Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Properties or the Loans, (b) any condition of the Unencumbered Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries or the REIT, (e) the Borrower and the Guarantors, if any, entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Properties or any other Real Estate, (g) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), (h) any use of Intralinks, Syndtrak or any other system for the dissemination and sharing of documents and information, and (i) shareholder or other lawsuits threatened or filed, or investigation undertaken as a result of the consummation of any transactions contemplated hereby, in each case including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of outside counsel to all such Persons taken as a whole, (y) if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and (z) in the case of any actual or perceived conflict of interest, one additional counsel and, if reasonably necessary one additional local counsel in each relevant jurisdiction to any affected party); provided, however, that the Borrower and the Guarantors, if any, shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own material breach of its obligations under this Agreement or any other Loan Document, or otherwise as a result of such Person’s own gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. If, and to the extent that the obligations of the Borrower and the Guarantors, if any, under this §16 are unenforceable for any reason, the Borrower and the Guarantors, if any, hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.

§17. SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by the Borrower or any of its Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders, the Agent and the Sustainability Structuring Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and issuance of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letter of Credit remains Outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender, the Agent or the Sustainability Structuring Agent at any time by the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18. ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (including an Approved Fund) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a Lender or an Affiliate of a Lender which is and remains controlled by or is under common control with the assigning Lender or to a Subsidiary which is and remains wholly-owned by such Lender), provided further that the Borrower will be deemed to have consented unless it provides notice to the Agent and the assigning Lender of its disapproval within ten (10) Business Days of receipt of such request, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment in the event an interest in the Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit I (“Assignment and Acceptance Agreement”) annexed hereto, together with any Notes subject to such assignment and an Administrative Questionnaire completed by the assignee Lender, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower, the REIT or any Guarantor, if any, or be a Defaulting Lender or an Affiliate of a Defaulting Lender or a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (e) such assignee of a portion of the Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, the Borrower) and (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower, the REIT or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender or a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person). In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Any assignment of a Commitment not made in accordance with this §18.1 shall (subject to the terms of the preceding sentence) be void and of no force and effect.

§18.2 Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $4,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent which includes a request for the execution of a new Note pursuant to this Section 18.3, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note payable to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note payable to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may, upon notice to the Borrower of the identity of any such participant and amount of such participation, sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) except as expressly set forth herein, such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower or the Guarantors, if any, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower, the REIT or any of the Guarantors and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender or a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.11), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower or any Guarantor, if any (except as otherwise permitted under this Agreement). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Documents) to any Person except (x) the disclosure required by the first sentence of this §18.4 and (y) to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. The Borrower agrees that each participant shall be entitled to the benefits of §4.8, §4.9, §4.10 and §4.16 (subject to the requirements and limitations therein, including the requirements under §4.16(g) (it being understood that the documentation required under §4.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1; provided that such participant (A) agrees to be subject to the provisions of §4.15 as if it were an assignee under §18.1; and (B) shall not be entitled to receive any greater payment under §4.15 or §4.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant shall also be entitled to the benefits of §13(A) as though it were a Lender; provided that such participant agrees to be subject to §13(B) as though it were a Lender.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by the Borrower or the Guarantors. Neither the Borrower nor the Guarantors, if any, shall assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders.

§18.7 Disclosure. The Borrower and the Guarantors, if any, each agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower and the Guarantors, if any, each agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts to hold confidential all non-public information obtained from the Borrower or the Guarantors, if any, that has been identified in writing as confidential by any of them, and shall use reasonable efforts to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, (e) disclosures to credit insurance providers or third party loan administrators, or (f) disclosures required or requested by any Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law, rule, regulation or court order, each Lender shall notify the Borrower in writing of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents. For the avoidance of doubt, nothing in this Section shall prohibit or impede any individual, acting in good faith, from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

§18.8 Amendments to Loan Documents. Upon any such assignment or participation, the Borrower and the Guarantors, if any, shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation; provided, however, no documents or modifications shall increase or otherwise affect the Borrower’s or any Guarantor’s, if any, liabilities hereunder or under any Loan Document.

§18.9 Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by the Agent and the Required Lenders but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights and obligations hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit I and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.8 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19. NOTICES.

(a) Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by electronic mail, and addressed as follows:

If to the Agent or Wells Fargo Bank:

Wells Fargo Bank, National Association

550 S. Tryon St, 22nd Floor

Charlotte, NC 28202

Attn: Kate Brown

Email: Kate.e.brown@wellsfargo.com

Telecopy No: (704) 410-5151

If to the Agent under §2:

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 14th Floor

Minneapolis, Minnesota 55415

Attn: Disbursement Administrator

Telecopy No.: (866) 595-7861

If to the Borrower:

Mid-America Apartments, L.P.
6815 Poplar Avenue, Suite 500
Germantown, TN 38138
Attn: Andrew Schaeffer
Email: andrew.schaeffer@maac.com

With a copy to:

Bass, Berry & Sims, PLC
100 Peabody Place, Suite 1300
Memphis, Tennessee 38103
Attn: T. Gaillard Uhlhorn
Email: guhlhorn@bassberry.com

to any other Lender which is a party hereto, at the address for such Lender set forth in its Administrative Questionnaire. Upon the Borrower’s request, the Agent shall give the Borrower the address for notice of a Lender provided in such Lender’s most current Administrative Questionnaire. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if by electronic mail, as provided in §19(c) with respect to electronic mail. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt or upon confirmation of delivery if transmitted by electronic mail or other similar form of communication. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least five (5) days’ prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(b) Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, if any, Agents and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any electronic mail or “PDF” document or signature.

(c) Notices and other communications to the Agent, the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communications. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20. RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the REIT, or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5‑1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE ARRANGER, ANY OF SUCH PERSONS’ RESPECTIVE AFFILIATES OR ANY OF THE PARTNERS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, COUNSEL, OTHER ADVISORS AND REPRESENTATIVES OF ANY OF SUCH PERSONS AND OF SUCH PERSON’S RESPECTIVE AFFILIATES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ARRANGER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY GUARANTOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT, THE ARRANGER OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

THE PROVISIONS OF THIS SECTION AND OF §25 HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND UNDER THE FEE LETTER, AND THE TERMINATION OF THIS AGREEMENT.

§22. HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23. COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means), each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24. ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES OR DAMAGES OR OTHER REMEDIES EXPRESSLY PROVIDED FOR IN THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL NOT WAIVE ANY CLAIM SUBJECT TO INDEMNIFICATION PURSUANT TO §16. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26. DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, and its Subsidiaries, the REIT or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, Wells Fargo Bank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

(a) Consents, Amendments, Waivers, Etc. Except as set forth in this §27(a) or as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors, if any, of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Loans (other than a reduction or waiver of interest at the Default Rate, a retraction of the imposition of interest at the Default Rate or any amendment of the amount constituting interest at the Default Rate pursuant to the final sentence of this §27(a)); (b) an increase in the amount of, or an extension to the expiration date of, the Commitments of the Lenders (except as provided in §2.10 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than interest at the Default Rate) or fee payable under the Loan Documents; (d) a reduction in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.11); (g) an amendment to §2.12(b), §2.13, §12.5 or §13(B); (h) the release of the Borrower or any Guarantor, if any, except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders or all Lenders directly affected thereby; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower or participation in a Letter of Credit other than based on its Commitment Percentage; (k) an amendment to this §27(a); (l) a waiver of any Default or Event of Default under §12.1(a) or §12.1(b); or (m) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit or Issuing Lenders without the consent of the Issuing Lenders. In addition, there shall be no waiver or consent with respect to the rights or duties of the Agent under this Agreement or any of the other Loan Documents unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or the Guarantors, if any, shall entitle the Borrower or the Guarantors, if any, to other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing, the Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Agent and Borrower reasonably deem appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of §4.6(b) in accordance with the terms of §4.6(b). Notwithstanding the foregoing, this Agreement or any of the other Loan Documents may be amended or supplemented with the consent of the Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment or supplement is delivered solely in order to cure ambiguities, inconsistencies, omissions, mistakes or defects in this Agreement or any of the other Loan Documents. The Agent shall promptly provide a copy of any such amendment to the Lenders.

(b) Sustainability Amendment. Prior to the twelve-month anniversary of the Closing Date, the Borrower, in consultation with the Sustainability Structuring Agent, shall be entitled to establish specified Key Performance Indicators with respect to certain environmental goals of the Borrower and its Subsidiaries (“KPIs”) and thresholds or targets with respect thereto (in either case, such thresholds or targets, “SPTs”). The Sustainability Structuring Agent, the Borrower and the Required Lenders may amend this Agreement (such amendment, the “Sustainability Amendment”) solely for the purpose of incorporating the KPIs, the SPTs and other related provisions (the “Sustainability Pricing Provisions”) into this Agreement for the Loans. Upon effectiveness of any such Sustainability Amendment, based on the Borrower’s performance against the KPIs and SPTs, certain adjustments to the Facility Fee, the Applicable Margin for Loans and/or Letter of Credit fees payable pursuant to §2.9(e)(ii) may be made; provided that the amount of any such adjustments made pursuant to a Sustainability Amendment shall not result in an increase (if specified KPIs or SPTs are not achieved) or decrease (if specified KPIs or SPTs are achieved) of more than (a) 1.00 basis point in the Facility Fee and/or (b) 4.00 basis points in the Applicable Margin for Loans or the Letter of Credit fees payable pursuant to §2.9(e)(ii). The pricing adjustments will require, among other things, reporting and validation by a Sustainability Metric Auditor of the measurement of the KPIs and SPTs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in March, 2025 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association). Following the effectiveness of the Sustainability Amendment, any modification to the Sustainability Pricing Provisions which does not have the effect of reducing the Facility Fee, the Applicable Margin for Loans or Letter of Credit fees payable pursuant to §2.9(e)(ii) to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders. The Borrower, the Sustainability Structuring Agent, the Agent and the Lenders agree that neither the Loans nor the Commitments are, nor shall be, a deemed sustainability-linked loan unless and until the effectiveness of any Sustainability Amendment. Prior to the effectiveness of a Sustainability Amendment, the Borrower will not, and will not permit its Subsidiaries to, publish any materials or statements (including on any website of the Borrower or its Subsidiaries, in the financial statements or annual reports of the Borrower or its Subsidiaries or in any press release or public announcement issued by the Borrower or any of its Subsidiaries) which refer to this Agreement being a sustainability-linked loan.

§28. SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29. TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower, the REIT and the Guarantors, if any, under this Agreement and the other Loan Documents.

§30. NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31. REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32. NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, if any, the Lenders, the Agent and their permitted successors and assigns, and no other Person (other than any Person expressly entitled to indemnification under §16 hereof) shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33. PATRIOT ACT; ANTI-MONEY LAUNDERING LAWS.

The Agent and each Lender hereby notifies the Borrower, the REIT and the Guarantors, if any, that, pursuant to the requirements of the Patriot Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies the Borrower and each Guarantor, if any, which information includes the name and address of the Borrower or Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and each Guarantor, if any, in accordance with the Patriot Act or such Anti-Money Laundering Laws.

§34. JOINT AND SEVERAL LIABILITY.

Each of the Borrower and the Guarantors, if any, covenants and agrees that each and every covenant and obligation of the Borrower or any Guarantor, if any, hereunder and under the other Loan Documents to which each is a party shall be the joint and several obligations of the Borrower and each Guarantor, if any.

§35. TERMINATION; SURVIVAL.

At such time as all Obligations (other than contingent indemnification obligations not yet due and payable and obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of §§4.16(b), 4.9, 4.10, 4.11, 14.7, 15 and 16 and any other provision of this Agreement and the other Loan Documents, and the provisions of §21, shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this

Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

§36. PERFORMANCE BY REIT.

The Borrower shall cause the REIT to perform and comply with each covenant and agreement in this Agreement that is applicable to the REIT, and shall cause each warranty and representation in this Agreement that is applicable to the REIT to be and remain true and correct as and when such representations or warranties are made or repeated (subject to any applicable materiality qualifications), in each case regardless of whether Borrower has the power or ability to cause the same.

§37. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

§38. EFFECT OF AMENDMENT AND RESTATEMENT.

(a) Existing Credit Agreement. Upon satisfaction of the conditions precedent set forth in §10 and §11. of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded in all respects, in each case, on a prospective basis.

(b) NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER OR ANY GUARANTOR UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

§39. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

MID-AMERICA APARTMENTS, L.P.,
a Tennessee limited partnership

By: Mid-America Apartment Communities, Inc.,
a Tennessee corporation, its sole general partner

By: /s/ Andrew Schaeffer
Name: Andrew Schaeffer
Title: SVP, Treasurer and Director of Capital Markets

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, an Issuing Lender and Lender

By: /s/ Kate Brown
Name: Kate Brown
Title: Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

KEYBANK NATIONAL ASSOCIATION, as an Issuing Lender and Lender

By: /s/ Tayven Hike
Name: Tayven Hike
Title: SVP

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

JPMORGAN CHASE BANK, N.A., as an Issuing Lender and Lender

By: /s/ Cody A. Canafax
Name: Cody A. Canafax
Title: Executive Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

TRUIST BANK, as a Lender

By: /s/ C. Vincent Hughes Jr.
Name: C. Vincent Hughes Jr.
Title: Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Germaine R. Korhone
Name: Germaine R. Korhone
Title: Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Andrew T. White
Name: Andrew T. White
Title: Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

CITIBANK, N.A., as a Lender

By: /s/ Huijuan Chen
Name: Huijuan Chen
Title: Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

TD BANK, N.A., as a Lender

By: /s/ Michael Duganich
Name: Michael Duganich
Title: Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

MIZUHO BANK, LTD, as a Lender

By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By: /s/ Mary Harold
Name: Mary Harold
Title: Managing Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

REGIONS BANK, as a Lender

By: /s/ Katie Gifford
Name: Katie Gifford
Title: Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

THE BANK OF NOVA SCOTIA, as a Lender

By: /s/ Vijay Kant
Name: Vijay Kant
Title: Managing Director & Head, US REGAL Corporate Banking

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Joel Dalson
Name: Joel Dalson
Title: Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Melissa Costello
Name: Melissa Costello
Title: Assistant Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement (Mid-America Apartments, L.P.)]

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Lender	Commitment	Commitment Percentage
Wells Fargo Bank, National Association	$125,000,000	8.33%
KeyBank National Association	$125,000,000	8.33%
JPMorgan Chase Bank, N.A.	$125,000,000	8.33%
Truist Bank	$115,000,000	7.67%
U.S. Bank National Association	$115,000,000	7.67%
PNC Bank, National Association	$115,000,000	7.67%
Citibank, N.A.	$115,000,000	7.67%
TD Bank, N.A.	$115,000,000	7.67%
Mizuho Bank, Ltd.	$115,000,000	7.67%
Sumitomo Mitsui Banking Corporation	$95,000,000	6.33%
Regions Bank	$95,000,000	6.33%
The Bank of Nova Scotia	$95,000,000	6.33%
Fifth Third Bank, National Association	$75,000,000	5.00%
The Huntington National Bank	$75,000,000	5.00%
Total	$1,500,000,000.00	100.00%